Exhibit 10.39

SUPPLY AGREEMENT
BY AND BETWEEN
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
AND
C&S WHOLESALE GROCERS, INC. *

THIS AGREEMENT, made as of the 27th day of June, 2005 (this “Agreement”), is by and between The Great Atlantic & Pacific Tea Company, Inc. and its subsidiaries ("A&P"), a Maryland corporation with its principal office at 2 Paragon Drive, Montvale, New Jersey 07645, and C&S Wholesale Grocers, Inc. ("C&S"), a Vermont corporation with its principal office at 7 Corporate Drive, Keene, New Hampshire 03431.

Whereas,  A&P desires to exit the distribution business;

Whereas, A&P sells groceries and other merchandise through its retail stores under the banners A&P, The Food Emporium, Waldbaum's, Foodmart, Food Basics, Sav-A-Center, and Super Fresh;

Whereas, C&S is a wholesale supplier of groceries, perishables and other merchandise sold in supermarkets;

Whereas, C&S currently supplies A&P product in a number of item categories (including grocery, frozen, dairy and deli) and the parties desire to continue and expand their relationship by C&S increasing the volume of merchandise C&S supplies to A&P; and

Whereas, the current supply relationship is covered in the Master Supply Agreement dated October 27, 2003 (the “Existing Supply Agreement”) and the parties deem it in their respective best interest to enter into this Agreement, which covers volume that is separate and apart from the volume covered by the Existing Supply Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, A&P and C&S, intending to be legally bound, hereby agree as follows:

           Section 1.  Defined Terms.  The following capitalized terms shall have the meanings set forth below:

1.1           Term.  “Term” means, unless earlier terminated in accordance with the terms of this Agreement, the period from June 27, 2005 until June 27, *.

1.2           Contract Year.  “Contract Year” means the twelve-month period commencing on October 9, 2005 and on the anniversary of October 9 thereafter.  Each Contract Year consists of four 13-week “Contract Quarters ”.  Each Contract Year shall begin on October 9 and continue through and include the following October 8.  The parties will in good faith attempt to make the beginning and ending of

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

each Contract Quarter coincide with the beginning and ending of A&P’s fiscal accounting periods.

1.3            Commencement Date.  “Commencement Date” means July 10, 2005.

1.4            Facilities.  “Facilities” means collectively the A&P distribution facilities in Islip, New York, Baltimore, Maryland, and Dunmore, Pennsylvania.

1.5           A&P Store Locations.  “A&P Store Locations” means the A&P stores set forth on Schedule 1.5.  Any new or replacement stores of A&P or any of its subsidiaries or affiliates in the geographic region of any of the A&P Store Locations shall also be supplied by C&S under this Agreement, provided that if A&P purchases a group of 10 or more stores, then, regardless of whether or not C&S has a supply agreement with the former owner of the purchased stores, C&S and A&P will meet and in good faith adjust the terms of this Agreement to the extent of any benefits or costs resulting from such additional volume and the existing agreement, if any.

1.6            Merchandise.  “Merchandise” means A&P’s entire requirements of grocery, bakery, GM/HBC, candy, spices, meat, deli, seafood, produce, dairy, floral, and certain other merchandise in the product categories carried by C&S or A&P, provided, however,  Merchandise does not include products that, as of the Effective Date are not supplied from an A&P or C&S warehouse  (i.e., are supplied by direct store delivery (“DSD”) vendors), provided, further, if C&S elects to warehouse a DSD item, then A&P will support C&S and will purchase such item from C&S if, and for so long as, A&P in its discretion determines it is cost-competitive to do so taking into account the costs associated with any services provided by the vendor of such product.   If A&P decides to have an item of C&S supplied Merchandise become a DSD item, then the parties shall meet and in good faith agree on an appropriate upcharge adjustment if appropriate to keep C&S whole while permitting A&P to receive the net benefits of such change.   A&P will in good faith negotiate with C&S with respect to C&S taking over the supply of tobacco, ice, store supplies and front-end candy.

1.7           CPI. “CPI” means the Consumer Price Index for all urban consumers (CPI-U) for New York-Northern New Jersey-Long Island for food and beverages or similar appropriate index chosen by the parties if the CPI is no longer available.

1.8           ECI.  “ECI” means the U.S. Department of Labor Employment Cost Index -- Wholesale Trade Excluding Sales Occupations (Series ID ECU11402I) or similar appropriate index chosen by the parties if the ECI is no longer available.

1.9           Shipped Cases/Pieces.  C&S will continue to count shipped cases/pieces in a manner that is consistent with A&P’s historical practices.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

 Section 2.  Agreement to Purchase and Implementation.

2.1           Agreement.  During the Term, A&P agrees to purchase from C&S, and C&S agrees to sell to A&P, A&P's entire requirements of Merchandise for all A&P Store Locations. From the date hereof (the “Effective Date”) until the respective Procurement Conversion Date (the “Transition Period”), the parties shall use their respective best efforts to coordinate the transition of A&P’s distribution business to C&S on the respective Procurement Conversion Date.

2.2           Schedule.  C&S will phase in the supply and procurement of Merchandise from July 10, 2005 through October 16, 2005, and all A&P Stores will be accepting delivery of their entire requirements of Merchandise from C&S by October 16, 2005.  The detailed implementation schedule is attached hereto as Schedule 2.1.  The implementation schedule may, by mutual agreement of the parties, be adjusted.

           Section 3.  Price, Upcharges and Fees.

                                3.1           Base Price.  A&P shall pay C&S the Base Price for each product as set forth below, plus the applicable upcharges and fees.

(a)           General.  Except as stated below, the Base Price shall be the manufacturer’s published list price (as delivered) in the best bracket in which A&P or C&S normally purchases such item for the applicable facility (including all inbound transportation charges), less any published retail off-invoice allowances.

(b)           Reserve Price.  The "Reserve Price" shall be the price established at the time product is purchased into the Reserve.

(c)           Fresh Deli (non-packaged), Produce, Floral, Fresh Meat, and Fresh Seafood.  The Base Price for items in the Fresh Deli (non-packaged), Produce, Floral, Fresh Meat, and Fresh Seafood will be quoted * by C&S based upon market conditions and availability.  The Base Price shall be reviewed with and accepted * by A&P.  Produce and meat items covered by an A&P negotiated contract or any renewal thereof shall be sold at the A&P contracted price.  If A&P can purchase an item covered by this Section 3.1(c) at a price lower than C&S’s quote, then C&S will match such quote or purchase the item from the A&P specified vendor.  Additional perishable procurement procedures are set forth on Schedule 3.1(c).

(d)            Private Label.  A&P shall have the right to negotiate directly with vendors on the delivered price of A&P private label items to be shipped by C&S to A&P Stores.  The private label items covered by this Section 3.1(d) will have a Base Price equal to the amount agreed to between A&P and the vendor, including all inbound and accessorial charges payable by C&S, provided that the price negotiated by A&P represents a market price.  C&S and A&P will explore a program for cooperative buying on private label brands.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

(e)          Price Bulletin.  C&S will publish electronically the Base Price * in a bulletin and price file prepared for A&P.

(f)           Logistics Programs.  The Base Price shall include all current logistics, plant direct and other similar logistics programs that A&P is involved with as of the Effective Date.  (Such programs are set forth on Schedule 3.1(f)). If a vendor initiates a new logistics program similar to those on Schedule 3.1(f), then C&S will reflect * of the net savings of such program in the Base Price after subtracting any costs of C&S related to compliance with such program, provided, however, if a vendor converts an A&P trade funding program into a logistics initiative, then A&P will be entitled to the full amount of such initiative less any costs related to C&S’s compliance with such initiative.

(g)           Transferred Inventory.  The Base Price for each item of Transferred Inventory (as defined in the Asset Purchase Agreement) will be the price paid by C&S to A&P for such item.

3.2           Upcharges.

General Background.  The per case cost to A&P under this Agreement will be * per case following June 1, 2006 premised on the provisions set forth in Sections 3.2(b), (c) and (d).  While this per case cost is implemented in several components as noted below, the intent is that the upcharge of * per case will be the baseline cost and C&S will provide * reconciliation for variances or changes.  The fee was reached based on A&P’s present overall distribution costs of approximately * minus over * in annual savings, which savings do not include any A&P overhead savings.  Following such savings, C&S annual expenses charged to A&P would be approximately * initially following each Procurement Conversion Date and * following October 1, 2006.  For example, if A&P’s annual case volume hereunder is * then the upcharge would be calculated as follows:

A&P’s blended warehousing and transportation:	*
A&P Initial Savings	*
Final Additional Initial Savings	*
Diverting Buyout (Section 3.2(c)(iv))	*
Facility Credit	*
Stop Fee Savings (Section 3.2(b)(ii))	*
Coupon Conversion Credit (Section 3.2(c)(v))	*
Additional Savings (Section 3.2(c)(vi))	*
Total:	*

(i)             Warehouse Upcharge.  A&P shall pay to C&S the per case Upcharges set forth on Schedule 3.2(b)(i)  (the “Upcharge”) on all Merchandise delivered to A&P following a Procurement Conversion Date as set forth below, except GM/HBC Merchandise and Merchandise supplied to the New Orleans division (“New Orleans Merchandise”).  In addition to the Upcharge, A&P will pay to C&S a surcharge of * per case

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

on all private label cases in excess of * of the Merchandise supplied hereunder in any Contract Year.

The Procurement Conversion Date for Merchandise presently supplied from the below facilities shall be:

July 10, 2005	Edison and Freshtown
August 28, 2005	Baltimore
September 18, 2005	Central Islip
October 2, 2005	New Orleans
October 16, 2005	Dunmore

Prior to a Procurement Conversion Date, A&P will reimburse C&S for the total actual cost of operating the Facilities and the New Orleans Facility and delivering Merchandise consistent with A&P’s past practices, including without limitation, labor and benefit costs of the hired Affected Employees (as defined in the Asset Purchase Agreement), all as calculated pursuant to Schedule 3.2(a)(i).  However, the costs attributable to conversion to C&S systems, including costs related to training for EXE, shall not be reimbursed by A&P but will be borne by C&S.  Within * following a Procurement Conversion Date the parties shall reconcile the actual costs charged for a facility prior to the Procurement Conversion Date.

(ii)            Stop Fee.   (A)  Facility Deliveries.  Prior to October 2, 2005, C&S will charge A&P for deliveries from the Facilities the amounts set forth on Schedule 3.2(b)(i), provided that if A&P opens or closes a store(s), then the transportation expense to deliver or not to deliver to these stores will be added to or subtracted from such amount.  The parties shall work together in good faith to reduce the transportation costs from the Facilities and C&S Facilities and, based on * cases supplied per Contract Year, in no event will such savings be less than * in the first Contract Year.  Prior to August 1, 2005, C&S will provide A&P with a list of savings programs totaling at least *.  On October 2, 2005, the parties will (i) take the projected annual transportation costs from the Facilities as they exist as of October 2 , 2005, minus (ii) the projected savings from the implementation of the savings programs implemented by C&S, (iii) divide the projected annual transportation costs by the projected number of total annual stops as of October 2, 2005 and (iv) the result of such calculation shall be the Stop Fee for Facilities following October 2, 2005.  The method of calculating the Stop Fee is more fully set forth on Schedule 3.2(b)(ii).  It is agreed that A&P has the obligation to implement the savings programs needed to achieve the * savings except to the extent that to do so would in, A&P’s reasonable judgment, be materially detrimental to its business.

(B)          C&S Facility Deliveries.  For Merchandise that is not delivered from a Facility (e.g. Harrisburg, Windsor Locks, North Hatfield and PDC) (collectively, C&S Facilities”), prior to October 2, 2005, C&S will charge A&P for deliveries from C&S Facilities the amounts set forth on Schedule 3.2(b)(i), provided that if A&P opens or closes a store(s), then the transportation expense to deliver or not to deliver to these stores will be added to or subtracted from the such amount.  On October 2, 2005, the parties

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

will calculate the Stop Fee for C&S Facilities as follows: (i) * minus (ii) the projected amount of the annual savings resulting from the implementation of a savings program for a C&S Facility set forth on the list provided pursuant to Section 3.1(b)(ii)(A) (which when combined with the savings under Section 3.2(b)(ii)(A) shall be no less than * ), (iii) divide the projected transportation costs by the number of total projected annual stops as of October 2, 2005 and (iv) the result of such calculation shall be the Stop Fee for C&S Facilities following October 2, 2005.

(iii)            Dunmore Upcharge.  (A)  Following October 9, 2005, the upcharge for GM/HBC Merchandise is * per unit.  The Dunmore upcharge reflects * of savings from A&P’s present costs in Dunmore.  Attached as Schedule 3.2(b)(iii) is the calculation of the Dunmore Upcharge.  In addition, the agreed to imputed rent for the Dunmore  Facility shall be paid by A&P to C&S.  The parties will establish the standard credit policy and reserve for Dunmore within * of the Effective Date.  The parties will meet and discuss in good faith a volume incentive for GM/HBC volume.

 (B)           If for either the *, A&P’s purchases of GM/HBC Merchandise from C&S are less than *, then A&P shall pay to C&S a GM/HBC Reduced Volume Surcharge (the “Reduced Volume Surcharge”) equal to * for all * purchases for the applicable * less than *.  The GM/HBC Reduced Volume Surcharge calculated as set forth in this Section 3.2(b)(iii)(B) for any * period shall be paid by A&P by the * after the end of any such period.  Notwithstanding the prior sentence, if A&P sells a division, then (i) the GM/HBC Upcharge shall be * resulting from such sale, (ii) the Upcharge will be adjusted to reflect the fact that * associated with the supply of GM/HBC merchandise, and (iii) the base for the GM/HBC Reduced Volume Surcharge shall be *.

(iv)           New Orleans Upcharge.   Following September 25, 2005, the upcharge for the New Orleans division shall be * per case (the actual cost of the New Orleans operations).  In addition, the agreed to imputed rent for the owned New Orleans facility shall be paid by A&P to C&S.  The New Orleans division supply arrangements shall be in accordance with this Agreement and Schedule 3.2(b)(iv).

(v)            Baltimore Imputed Rent.  In addition to the Warehouse Upcharge, the agreed to imputed rent for the owned Baltimore facility shall be paid by A&P to C&S.

(c)           Warehouse Adjustments.

(i)             Upcharges.  The essence of this upcharge section is that the Upcharge reflects A&P’s cost per case for the trailing * prior to February 26, 2005 for all distribution related expenses with a savings of * per case.  Schedule 3.2(c)(i) sets forth the information used to calculate the Upcharge.  Notwithstanding the parties’ best efforts regarding the determination of the proper Upcharge and other fees, surcharges, and incentives under Section 3 of this Agreement, within * of the end of the first Contract Quarter and * Contract Year, the parties shall meet to review the projections and data used to calculate the Upcharge and the other fees, surcharges, and incentives covered under

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Section 3 of this Agreement and shall in good faith adjust, if necessary, the Upcharge and other fees, surcharges, and incentives under Section 3 of this Agreement based on the accuracy of the data provided or data unavailable at the time of the original calculations.  It is the parties’ intent that A&P will continue to employ the same business practices with respect to the Facilities or otherwise with respect to supplying the A&P Stores as it employed while it was operating the Facilities (i.e., full pallet rounding and full pallet ordering, mix of inner packs/eaches/full cases) and the parties will maintain the same methodology for converting eaches to cases.  If there is a fundamental change following the Commencement Date in A&P’s sales mix, service requirements or other substantive changes affecting the cost of supplying the A&P Stores, then the parties agree to meet and in good faith adjust the Upcharge.

(ii)          CPI.  Commencing with the * and for each * thereafter, C&S will * the Upcharge in Sections 3.2(b)(i) and (iii) (e.g. Warehouse and Dunmore) and the Cross Dock fee set forth in Section 3.5 based on * from the * as follows: *.  The Warehouse Upcharge used for this calculation shall *, provided that the Warehouse Upcharge shall be adjusted to reflect *. To illustrate, assume that (i) the *, (ii) the CPI and the ECI for September *, (iii) the CPI for * and (iv) the Warehouse Upcharge less the Central Islip and Baltimore Facility occupancy expenses is *, then the Warehouse Upcharge for the * would be *

To further illustrate, assume that (i) the *, (ii) the CPI and the ECI for *, (iii) the CPI for * and (iv) the Warehouse Upcharge less the Central Islip and Baltimore Facility occupancy expenses is *, then the Warehouse Upcharge for the * would be *
.
(iii)          Vendor Inbound Compliance.  C&S will continue vendor inbound compliance programs and charge vendors for noncompliance (i.e., noncompliance with routing guide instructions, late delivery, missed appointments, broken pallets).  If a fee is reduced or eliminated and A&P has not provided the support set forth in the prior sentence, then the upcharge will be increased to reflect such reduction or elimination, provided, however, prior to any such increase the Presidents of A&P and C&S shall meet to try and find another method for making up the decrease in vendor compliance income in lieu of increasing the upcharge.

(iv)          *.  The initial Warehouse Upcharge has been * to reflect A&P’s agreement *.  C&S and A&P agree that *.  C&S may *.  To the extent that A&P requests that C&S * and C&S so complies, then the parties shall in good faith determine * and adjust the upcharge to compensate *.  In addition, if A&P requests that C&S * and C&S’s compliance with such request causes *, then the parties shall in good faith determine the * and adjust the upcharge to compensate *.  The parties will from time to time mutually agree to the *.

(v)          Coupons.  A&P will transfer its coupon processing to C&S and the parties will follow the coupon processing program set forth on Schedule 3.2(c)(v).  Immediately following the commencement of C&S processing A&P’s coupons, the Upcharge will be reduced by * per case.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

(vi)          Additional Savings.  On June 1, 2006, the Upcharge shall be reduced by * per case.

(d)           Stop Fee Adjustments.  (i) Fuel Cost Adjustment.  For purposes of this Section 3.2(d)(i), the Base Cost of Fuel is as set forth on Schedule 3.2(d)(i).  The Base Cost of Fuel is calculated as set forth on Schedule 3.2(d)(i).  Within * of the end of each Contract Quarter, C&S shall calculate the cost of fuel for such Contract Quarter (the “Quarterly Fuel Cost”) in the same method as set forth on Schedule 3.2(d)(i) and shall either bill A&P if the Quarterly Fuel Cost is more than the Base Cost of Fuel or credit A&P if the Quarterly Fuel Cost is less than the Base Cost of Fuel calculated as follows: (i) the percentage increase or decrease in the Quarterly Cost of Fuel compared against the Base Cost of Fuel, multiplied by *.  The Stop Fee Fuel Component for Facilities and C&S Facilities shall be calculated as part of the calculations done pursuant to Section 3.2(b)(ii).  For example, if (i) the Base Cost of Fuel is $2.00, *.

(ii)          Tolls and Road Taxes.  Each Contract Quarter the Stop Fee for both  Facilities and C&S Facilities shall be adjusted to reflect any increase or decrease in tolls and road taxes as compared to the prior Contract Quarter.

(iii)          CPI/ECI.  Commencing on the first day of the * and on the first day of each * thereafter, C&S will increase or decrease the Stop Fee for both Facilities and C&S Facilities by an amount equal to * from the first day of *.  The CPI Stop Fee Amount for Facilities and C&S Facilities will be agreed to as part of the Stop Fee calculation under Section 3.2(b)(ii).  The increase or decrease in the CPI shall be *.

(iv)          Driver Cost Increases.  Commencing with the *, on the * following any increase in the labor and/or employee benefit costs with respect to the drivers delivering Merchandise from a Facility, the Stop Fee for Facilities will be adjusted to reflect * of the actual cost of any such increases.  If A&P can demonstrate that any such driver cost increase is materially out of line with labor and employee benefits cost increases for truck drivers in the trucking industry in the Northeastern United States, then the parties will meet and in good faith determine whether * or some lower percentage is the fair and equitable percentage to use to adjust the Stop Fee.  If there is a non-productivity related negotiated benefit that offsets a labor or employee benefit cost increase, then such negotiated benefit shall be factored into the determination of the cost increase used to adjust the Stop Fee.  For example, if there is a wage increase, but a holiday is eliminated, then the cost benefit of the elimination of such holiday will be factored into the calculation of such wage increase.  By way of further example, if there is an employee benefit cost increase, but eligibility requirements are changed, then the cost benefit of such eligibility requirements will be factored into the calculation of the employee benefit cost increase.

(v)          Stop Fee Savings.  Following October 2, 2005, A&P will receive *  and C&S * of any Stop Fee Savings for Facilities and C&S Facilities resulting from A&P decreasing the number of stops.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

(e)           Notice/Backup.  C&S will provide A&P with back-up documentation of any increase under Section 3 (c) or (d) and written notice prior to the implementation of any such change.

(f)           *.  If the contemplated * does not occur, then C&S and A&P will meet and in good faith mutually agree on terms and conditions for *.

3.3           *.  C&S will credit  * to A&P any * purchased under this Agreement.  The initial * shall be no less than *. C&S will provide at least * prior notice of any change in Vendor’s * terms.

3.4           Restocking Fee.  C&S will charge A&P a restocking fee of * for the return of all cases ordered in error by A&P.  This fee will not apply to the return of any cases generated by C&S mispicks or other errors or returns from a new store or a major remodel within * of the store’s grand opening or reopening.

3.5           Cross-Dock.  C&S will charge A&P a cross dock fee of * per case for cross-dock cases.  If A&P commences cross-docking cases of a new DSD vendor C&S will charge A&P * per pallet for any such cross-docked pallets, provided that (i) the * fee is premised on there being an average of * cases per pallet and if there is not such average, then the parties shall in good faith adjust the * fee, and (ii) the Stop Fee shall be adjusted to reflect the increased transportation cost, if any, resulting from these additional cross-dock cases.   If A&P converts selected cases to cross-dock, then C&S will charge A&P * per pallet for such cross-dock cases.  If the mix of existing cross-dock Merchandise changes or the average cases per pallet changes, then parties will meet and good faith adjust the relevant fees set forth above.  With respect to cross-dock pallets or totes that require breakdown, A&P and C&S will negotiate in good faith to determine an appropriate fee.  The handling fee will be subject to adjustment for cases exceeding * cubic feet.  Cross-dock product is not slotted in C&S facilities and C&S is not required to hold any cross-dock product more than * .

3.6           Cardboard Bales.   For * per bale C&S will pick up A&P’s cardboard bales at A&P stores, transport them to a C&S Facility or Facility and load them on a trailer to be provided by A&P or a party designated by A&P.  A&P shall promptly remove full trailer loads of bales from the applicable facility.  Any costs incurred by C&S with respect to proper disposal or other disposition of the baled cardboard shall be the responsibility of A&P.  A&P shall clearly mark its bales, e.g. with an A&P day glow sticker.

3.7           Volume Incentive.  If for either the *, A&P’s purchases from C&S are more than * cases, then C&S shall pay to A&P a Volume Incentive (the “Volume Incentive”) equal to * per case for all case purchases for the applicable * in excess of * .   The Volume Incentive calculated as set forth in this Section 3.7 for any * period shall be paid by C&S by the * following any such period.

3.8           Reduced Volume and Lost Profits Surcharge.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

(a)  If for either the *, A&P’s purchases from C&S are less than * cases, then A&P shall pay to C&S a Reduced Volume Surcharge (the “Reduced Volume Surcharge”) equal to * per case for all case purchases for the applicable * less than * .

(b)  The Reduced Volume Surcharge calculated as set forth in this Section 3.8 for any * period shall be paid by A&P by the * after the end of any such period.

(c)  As for all other purposes under this Agreement, volume under the Existing Supply Agreement shall be excluded from the calculations under this Section 3.8 and Section 3.7 (Volume Incentive).  In addition, GM/HBC Merchandise, New Orleans Merchandise and cross-dock Merchandise shall be excluded from the calculations under this Section 3.8 and Section 3.7 (Volume Incentive).

3.9  Seasonal GM/HBC Storage.  C&S will oversee the operation of seasonal GM/HBC storage and A&P shall be responsible for the cost of seasonal GM/HBC storage, including occupancy, transportation and warehousing, which costs A&P shall reasonably approve in advance.

           Section 4.  Implementation Committee.

4.1       Implementation Committee.  The parties will form an implementation committee to oversee the implementation of this Agreement.  The committee will establish the requisite information flow.  It also will work to (i) foster efficient and timely communications and information sharing, (ii) to develop mutually beneficial operating efficiencies and savings, (iii) ensure that the actions of one party do not negatively impact the operations and/or profits of the other, (iv) monitor, adjust and/or create new key performance indicators (“KPIs”) and (v) identify items that could be added or subtracted for the parties’ mutual benefit.

4.2        Committee Priorities.  Within the first six months following the date of this Agreement, the committee will work to develop mutually beneficial policies in the following areas: store order frequency; better programs with respect to packaging to reduce damages; pallet rounding; reduction in vendor lead times; ordering efficiencies; receiving efficiencies (store and warehouse); combined purchasing (cooperative purchasing opportunities in not for resale items); service level/fill rate; new items speed to shelf; inventory management; seasonal item management; manufacturer out of stock issues; ad underpulls and overpulls (future promotions and past performance); new store openings and remodels; and pallet exchange efficiencies.

Section 5.  Additional Buying and Supply Provisions.

5.1           Deal Extensions.  C&S will reflect all vendors' retail trade allowances * after the vendors’ last order date, except for the short coded items set forth on Schedule 5.1.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

5.2   Slow Movers.  C&S is entitled to discontinue any A&P unique items that move less than * , unless A&P elects to pay a * cent per case surcharge on such items or allows C&S to deliver such items * .  On or before the * , C&S shall provide A&P with a report indicating all A&P unique items that averaged less than * of movement.  A&P shall have until the * to determine whether C&S may discontinue such items or whether A&P elects to pay the additional surcharge for such slow moving items.

5.3.           New Items.  C&S will work with vendors to make new items available for shipment to A&P at the earliest shipment date.  If A&P provides C&S at least * notice of any new item, C&S will ship such new product within * of vendor’s first available ship date, subject to vendor availability of the product.  Strategic items, as reasonably determined by A&P, shall be shipped on the vendor’s first available ship date, subject to vendor product availability.

5.4            Expedite.  If C&S causes the shortage of any time sensitive items, such items will be expedited at no expense to A&P, provided that A&P shall pay additional costs for any shortages due to its error.

5.5            Standard Credit Policy. (a)  With respect to the Facilities, the parties shall follow the standard credit policy set forth on Schedule 5.5(a), which is intended to mirror A&P’s current standard credit practices.  With respect to any other C&S facilities, the parties shall follow the standard credit policy set forth on Schedule 5.5(b).  The audit procedures to support the C&S facilities' policy are also set forth on Schedule 5.5(b).  With respect to Facilities, C&S will, after taking into account credits that it has issued to the stores pursuant to its warehouse audits and store called-in credits and all other reserve adjustments, pay to or bill A&P the net shortage or gain in each warehouse, all as described on Schedule 5.5(c).  A&P will continue to receive current swell allowances for product shipped from a Facility.  C&S will receive all swell allowances on any vendor that switches to a swell allowance and will pass on to A&P * of such allowances received.  C&S will receive all swell allowances for Merchandise shipped from a C&S Facility and will pass on to A&P * of such allowances received.   If a vendor that switches to a swell allowance is a successor to an A&P swell vendor, then the parties will meet and in good faith agree on the proper allocation of the swell allowance from the successor vendor. C&S will primarily rely on the A&P Help Desk to issue credits because A&P is being billed for or paying the net shortages or gains.  C&S shall maintain a level of security at the facilities serving A&P sufficient to mutually satisfy the parties that the Merchandise is being adequately protected, with the presumption that the relative level of security on the date hereof is sufficient for such purposes.  C&S shall provide A&P with a reconciliation report of net shortages and gains in inventory within * of the end of each A&P accounting period.

(b)          Other Customers.  Following the commencement of shipment by
C&S to customers other than A&P from the Facilities, the parties will follow the standard credit policy attached as Schedule 5.5(b).

5.6           Discontinued/No Movement items.  The parties will work together to

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

eliminate items that have no movement for * , including, without limitation working together to have the responsible manufacturer repurchase and remove such inventory.  For any and all items that A&P discontinues or items that have no movement for * (excluding seasonal items that A&P represents it will sell the following year), C&S will provide A&P notice.  Upon receipt of such notice, A&P will either provide for the vendor to remove and repurchase all such cases remaining in the warehouse or give C&S a distribution for such cases.  In either event, such goods will be removed by vendor or store distribution within * of A&P’s receipt of notice.  To minimize such inventory, A&P will give C&S advance notice of any discontinuance to avoid unnecessary ordering.  Furthermore, if such item is not unique to A&P in the applicable facility, A&P will only be responsible for such discontinued items to the extent that such leftover inventory is A&P leftover ad product.

5.7           Ads.  (a)  A&P shall book all ads by facility for the first 18 months following the Commencement Date.  Following such 18 month period A&P shall only be responsible for providing C&S with the aggregate number of cases per ad per item across all facilities supplying A&P.  In addition, the parties will in good faith work on a feathering process to bring in ad product to each facility prior to the commencement of the ad.  A&P shall provide to C&S distribution quantities for dry grocery by store for at least * of the product booked for a front page ad for C&S’ distribution prior to the commencement of the ad, provided that A&P will use its commercially reasonable efforts to provide C&S distribution quantities of * .  Prior to the end of the * Contract Year, A&P will strive to provide C&S distribution quantities for at least * of all ad product prior to the commencement of an ad.  Left-over ad product may be sent back to the Facilities subject to Section 3.4.  A&P will purchase left-over perishable ad product from C&S prior to such product being out-of-code, provided that if A&P is unable to so purchase, A&P will be responsible for the cost and disposition of such product.  C&S and A&P will work together to minimize leftover ad product, including, continuing A&P’s practices of remerchandising items where possible, canceling trucks and having vendors pick-up leftover ad product.  Left-over ad product in excess of * normal turn movement (as measured against the physical balance) shall be placed into the Reserve.

(b)           A&P will be responsible for all fresh seafood, chicken and other poultry pre-orders and will purchase such items from C&S prior to the seafood or chickens being out-of-code, provided that if A&P is unable to so purchase, A&P will be responsible for the disposition of such product.

5.8            SKU’s.  C&S shall not be obligated to carry more than * above the number of SKU’s per Facility than A&P carries as of the Effective Date absent the consent of C&S, which consent will not be unreasonably withheld, provided that the maximum increase in SKU’s per Contract Year shall be no more than * of the number of SKU’s per Facility that A&P carried in the prior Contract Year.  Schedule 5.8 sets forth the present number of A&P SKU’s by category and warehouse.

5.9           *.  C&S will reflect to A&P the * subject to *.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

5.10           *.  If an item has *, then C&S will reflect the * on the *.  If there is *, then C&S will *, provided that any such amount *.

5.11           Base Price and other Adjustments.

(a)           To the extent that an income item formerly available to one party is eliminated but such program dollars are made available to the other party in another form, then the party benefited by such change will make the other party whole by an adjustment to the Base Price of such goods or other agreed to adjustment.

(b)           Each party acknowledges that the other party has historically benefited from certain sources of income, including, but not limited to: Cross-Roads, warehouse slotting, retail store slotting, alternative source buying, and cash discounts.  Furthermore, as of the date hereof, A&P earns a certain amount of trade funds, but also engages in certain activities that one may claim could impact trade funds, such as diverting or vendor compliance programs.  Neither party will knowingly interfere with the other party’s programs.  More specifically, no action by C&S that differs from A&P’s actions, be it, for example, C&S’ increasing the amount of diverting or vendor charges from A&P’s level, will negatively impact A&P’s current level of trade funds.  A&P will use its commercially reasonable best efforts to both prevent a vendor from claiming that C&S’ programs interfere with A&P’s trade funds and to preserve C&S’ programs.  As part of A&P’s efforts in this regard, on a case-by-case basis, A&P will include C&S in vendor meetings, and with all parties present, inform such vendor that it is the vendor’s issue to resolve with C&S and that in no way is the vendor to reduce A&P’s trade funds.

(c)           The pricing provisions herein are based upon the parties’ mutual assumption that no fundamental changes will occur in the structuring or level of promotions or other factors affecting the wholesale cost of Merchandise.  If the parties’ mutual assumptions cease to be true at any time during the Term, the parties agree to negotiate in good faith to reach agreement on new, mutually acceptable pricing terms.  It is A&P’s intention to continue to negotiate and structure deals that will lower A&P’s net cost of goods.

(d)           Within * of the end of each Contract Quarter or as reasonably requested by a party, the most senior merchandising executive at C&S and the most senior  merchandising executive at A&P will meet and review any instances where a party’s trade funding has decreased in the prior Contract Quarter.  If a party can show that a decline in its funding on a vendor is due to a program of the other party that has resulted in an increase in such party’s trade funding from such vendor, then the benefited party will promptly meet with such vendor and attempt to determine what effect, if any, its increased trade funding had on the other party’s trade funding.  If a program of a party has had a negative impact on the other party’s funding, then the benefited party will seek to cause such vendor to reverse such decline.  If the benefited party is unsuccessful in causing the vendor to reverse the other party’s decline in trade funds, then A&P and C&S shall jointly meet with the applicable vendor and attempt to cause the vendor to reverse the decline.  If such effort is unsuccessful, then the benefited party will either take such vendor off the program in its entirety, take the

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

vendor off the program with respect to the other party or otherwise make up the decline in the other party’s trade funds.  As part of the quarterly reconciliation between the A&P and C&S executives, the parties will provide each other with any information regarding the other party’s programs requested by a party, unless any such information is subject to a confidentiality obligation.  Any dispute under this Section 5.11(d) that cannot be resolved by the merchandising executives shall be elevated to and settled by the Presidents of A&P and C&S prior to the end of the subsequent Contract Quarter.

5.12           *.  Any * will be paid *.

Section 6.  Billing and Payment.

6.1           *  Statements.  Each * , C&S shall electronically transmit to A&P, files (such files shall be referred to collectively as the “*  Statement”) for all amounts owed (including purchases, fees, upcharges and credits) for the immediately preceding * (the “*  Statement Amount”).  There will be a Shipment File with all product charges to the stores; an Adjustment File with fees, upcharges, and credits; a Cost and Weight File for random weight product; and a Cost File for all other products.  A separate Manual Charge file will be provided, which shall include special delivery and trailer fees and all other miscellaneous charges, by customer number and by invoice.  The * Statement will be received on the * following the * such shipments were made.

6.2           Payment.   Each * , A&P will make a wire transfer in the amount of * (adjusted as set forth below) with respect to purchases to be made on such * together with the purchases made on the immediately preceding * , * and * .  Each * , A&P will make a second wire transfer in the amount of * with respect to purchases made on the immediately preceding * and to be made on * and * .  A&P will adjust the payment to be made on the next succeeding * to reflect any overpayment or underpayment for the previous * purchases, based upon the statement rendered by C&S on * .  Should the due date of A&P's payment fall on a date on which banks in New York are required to be closed, the due date shall be accelerated to the previous day that banks in New York may legally open.  The parties acknowledge that the * figure used in this Section 6.2 is * of the projected * purchases, plus the projected fees and other charges under this Agreement for the first Contract Quarter.  The parties agree that such figure shall be adjusted up or down from time to time (but no less than each Contract Quarter) to approximately * of the actual volume of * purchases then being made by A&P pursuant to this Agreement.  If at any time A&P’s S&P corporate credit rating is * or above, then C&S will adjust A&P’s payment terms for a * payment of the * estimated * payment amount.

6.3           Miscellaneous Billing and Payment Matters.  Time is of the essence.  If any payment under Section 6.2 is in default, and A&P has failed to cure the default within * after receiving notice from C&S, then, subject to Section 14, C&S shall have the right (which rights shall be nonexclusive, cumulative of and additional to all other remedies) to defer further deliveries until all payments in default have been made or, if such payment is in default for more than * following notice from C&S, to terminate this Agreement.  If A&P

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

disputes any portion of a statement, absent manifest error, it shall nonetheless pay the full amount of the statement by the payment due date, without any deductions or offsets.  A&P shall give C&S notice of any billing adjustments it believes should be made, and the parties shall attempt to reach agreement on any adjustments within * .  If either party believes a billing adjustment should be made, it shall give notice to the other party and the parties shall attempt to reach agreement on any adjustments within * from the date notice is received.  In the event an agreement cannot be reached on disputed adjustments within said * , the parties will settle the dispute pursuant to Section 31.

6.4           *.  If A&P’s *, then A&P will immediately *.  If following *, then the obligation of A&P *, provided that if A&P’s *, then A&P shall be obligated to * pursuant to the terms of this Section 6.4.

6.5           Review Rights.  The parties will within * of the Effective Date  develop a * price file reconciliation process in a format with sufficient detail as reasonably requested by A&P, whereby C&S will transmit to A&P all Base Price information on a * basis and A&P may review and comment on such information.  A&P may also review C&S’ Base Price information as set forth in Section 15.

6.6           Third Party Deductions.  From time to time, A&P may ask C&S, in writing, to act as its agent to deduct amounts that are due from manufacturers to A&P.  A&P must provide C&S with supporting documentation before C&S will process such deduction.  C&S has the right, in its discretion, to refuse to honor any third party deduction request that A&P may make; provided that C&S shall use this right to refuse a deduction in a reasonable manner and shall discuss such with A&P, in advance, and work with A&P to resolve any of A&P’s concerns.  If C&S makes a deduction on A&P’s behalf and the manufacturer disputes the deduction made by C&S, A&P agrees to indemnify, defend and hold C&S harmless from any claim by the manufacturer related to such deduction, provided that C&S will cooperate with A&P in the defense of any such claim.  If after taking a deduction and paying the amount of such deduction to A&P, C&S repays any such deduction, A&P will, upon receipt of notice and supporting documentation from C&S, repay such amount to C&S.  A&P will use its best efforts so that the supply of merchandise from manufacturers to C&S is not adversely affected solely by any third party deductions that C&S may take on A&P’s behalf.  Service level shall not be adversely affected by an interruption in the supply of Merchandise from a manufacturer to C&S if the interruption is caused by the refusal of the manufacturer to ship product to C&S and such refusal is attributable to a disputed deduction that C&S has taken on A&P’s behalf at A&P’s direction.  C&S will add to each deduction from a vendor a fee to process the deduction made by C&S on A&P’s behalf; such processing fee shall be (i) * for deductions equal to or less than * and (ii) * for deductions in excess of * .

Section 7.  Reserve System.  The parties have established the reserve system described below (the “Reserve”).

7.1           Designated Reserve Product.  Promptly following receipt of notice from A&P that it wishes C&S to acquire specified product to be held in reserve for forward buy,

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

C&S will purchase such product and hold it in reserve for A&P at the Reserve Price which is established when the product is purchased by C&S.  If A&P requests that C&S buy more than a * supply of private label product, the amount in excess of * will be added into the Reserve unless A&P’s order on such product is in excess of * in order to meet the vendor’s minimum order size and is consistent with past practice.  In addition, leftover ad product covered under Section 5.7 and leftover seasonal items (such as Halloween candy) that will have no or minimal movement until the commencement of the next season for such item shall be added to the Reserve.  The amount of forward buy product shall be an economically rational amount based on A&P’s normal * movement.  C&S shall bill A&P the Reserve Price of all such reserve product described in this Section 7.1 with such charges to appear on *.

7.2           Delivery Out of Reserve.  Every * C&S shall provide a report detailing all product held in reserve for A&P.  It is A&P’s obligation to take delivery of all reserve product from C&S before such product is out-of-code.

7.3           Limitation on Reserve.  The Reserve shall not exceed * cases of grocery Merchandise composed of a mix of product reflective of past sales of Merchandise under this Agreement (collectively, the “Reserve Limit”).  A&P will not forward buy on fixed fund or straight line accrual vendors.

7.4      Reserve Charges.  From time to time, C&S may, in its sole discretion, consent to the number of cases in the Reserve to exceed the Reserve Limit.  In such an event,  A&P will pay C&S a Reserve Charge equal to * for each case of product in excess of the Reserve Limit that is held as of the * .  All Reserve Charges will be calculated each * after the last morning billing has been run and before the first afternoon billing has been run, and shall be billed to and paid by A&P in accordance with Section 3.  Reserve Charges are in addition to, and not in lieu of, Upcharges and other fees and charges described in Section 3.

7.5.           Allocation of Reserve.  The Reserve Limit shall be allocated among the facilities based on available space at each facility supplying A&P and a particular facility’s percentage of the overall volume under this Agreement.

Section 8.  Delivery

8.1           Requirement.  Delivery frequencies shall be as set forth on the Delivery Schedule, which shall be mutually agreed to by the parties and be attached hereto as Schedule 8.1.  C&S will communicate to A&P and the stores via e-mail the estimated time of arrival.  A delivery shall be considered on time if it is within the delivery window set forth on the Delivery Schedule as amended from time to time by mutual agreement of the parties, provided that a delivery shall not be considered late if a delay is caused by A&P, adverse weather (i.e., ice and snow), or an event of force majeure.  If C&S is late to the first stop, it shall communicate revised ETA’s to the subsequent stops.  A&P will provide a list of stores with municipal and/or lease restrictions as of the Commencement Date.  C&S is responsible for meeting all municipal and/or lease restrictions unless such failure is caused by A&P or an event of force majeure, and C&S shall hold A&P harmless from any damages caused by

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

such C&S failure.  In the event that A&P receives a notice of default under a lease arising out of the delivery(s) of C&S, A&P will provide C&S with a copy of same and C&S will use its best efforts to immediately cure such default and provide A&P with documentation thereof so A&P may provide same to its landlord. C&S will provide A&P with routing information prior to a delivery’s departure from the C&S facility.  The parties acknowledge that the higher the cube utilization, the lower the transportation fees per case.  Consequently, the parties will work together and adjust delivery schedules wherever reasonable and practical so as to have full truckloads.

8.2           The Delivery and Service Levels are as follows:

Contract Quarter	“Target Level”	“Required/Penalty Level”	“Termination Level”
1st Contract Quarter	*	N/A	N/A
2nd Contract Quarter	*	*	*
Thereafter	*	*	*

8.3           Delivery Schedule Violation.  If, for any reason other than a delay caused by A&P or an event of force majeure, C&S fails to deliver at least the Required/Penalty Level of all deliveries on time in accordance with the Delivery Schedule for deliveries scheduled to be made during a Measurement Period, then such failure shall be a “Delivery Schedule Violation.”  Each four-week period will be a “Measurement Period” and there will be 13 Measurement Periods each Contract Year.

8.4           Delivery Penalty.  Should A&P believe that a Delivery Schedule Violation has occurred, A&P shall give notice to C&S and C&S shall use its best efforts to immediately restore the Required Service Level.  Following such notice, upon a Delivery Schedule Violation, A&P will be entitled to a penalty payment equal to * per load for all unexcused late loads below the Required/Penalty Level for such Measurement Period (the “Penalty Payment”).  C&S will pay the Penalty Payment within * of the end of the applicable Measurement Period.  This penalty will not apply for the * Contract Quarter.

8.5           Delivery Termination.  If the Delivery Service Level is below the Termination Level for * consecutive Measurement Periods, A&P may terminate the Agreement, provided that it has provided Timely Notice of Termination.  Timely Notice of Termination shall mean written notice provided to C&S by A&P anytime within * of the expiration of the * Measurement Period.  If, after receipt of a Timely Notice of Termination, C&S does not achieve at least the Termination Level in the * Measurement Period, then, as set forth in the Notice of Termination, the entire Agreement will terminate * following the end of the * Measurement Period.  Should A&P give late Timely Notice of Termination, the time periods for cure, including extension into subsequent consecutive Measurement Periods, shall be extended accordingly.  Following an event under this Section 8.5 that gives rise to a right of termination by A&P, A&P may request that only a portion of this Agreement be terminated.  Following such request C&S will promptly meet with A&P and the parties will in

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

good faith amend this Agreement to both parties’ mutual satisfaction to accommodate A&P’s request.

8.6       Service Level Adjustments.  The operating committee will from time to time review and, if appropriate, adjust the Delivery and Service levels and calculations set forth in Sections 8.2 and 9.1, based on actual operational experience and changes in service requirements taking into account the parties’ performance, technological advances and capabilities and the type of items that C&S is supplying.

8.7       Serious Late Delivery Penalty.  If a C&S delivery is more than * late, then, to the extent such delay was not due to A&P (including, but not limited to, delay at the first stop or a transmission delay) or an event of Force Majeure, such late delivery shall be considered a Serious Late Delivery.  Upon a Serious Late Delivery, A&P may bill C&S * for a delivery that is between * late and * for a delivery that is more than * late.  The payment for this penalty will be received by A&P as a credit on the billing statement the * after it has been levied.

8.8  Drop Trailers.  C&S will continue A&P’s present practices with respect to providing drop trailers to the A&P Stores, provided that if there is a material increase in drop trailers, the parties shall meet and in good faith come up with a fee for the incremental trailers. In addition, C&S will provide (i) a trailer within * of a store’s request when necessary as a result of an emergency and (ii) a trailer on a non-emergency basis within * of a store’s request.  A&P will provide C&S, with as close as reasonably possible, * advance notice of trailers A&P will require for seasonal purposes and C&S will use its commercially reasonable efforts to provide, at A&P’s expense, such trailers.  The parties acknowledge and agree that the foregoing time frames do not cover emergencies or catastrophes affecting * or more A&P stores and in such a case C&S will use its commercially reasonable efforts to provide A&P with as many trailers as requested by A&P as quickly as possible.

8.9        Trailer Advertising.  A&P may, at A&P’s expense, place A&P logos and signage on up to * of the C&S trailers delivering Merchandise from the Facilities or the New Orleans facility, provided that if there is a significant shift of volume out of the Facilities, then the parties shall meet and in good faith agree on a method of advertising that will not diminish the number of trailers with advertising as compared with the number prior to such shift in volume.

8.10      Perishables.  The general method for shipping meat, dairy and produce Merchandise shall be to ship these categories on the same truck.

Section 9.  Service Level.

9.1         Service Level Requirement.  The parties’ mutual objective is to maintain  the Target Levels set forth in Section 8.2.  In computing the Service Level the numerator shall be the number of cases shipped, and the denominator shall be the number of cases ordered, less unauthorized cases, discontinued, and documented manufacturer’s

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

out-of-stocks.  An item will qualify as a manufacturer out of stock if the manufacturer provides written proof of such status to C&S or if the manufacturer consecutively scratches such item * .  Ad overpulls will not be factored into the calculation of service levels, provided that (i) C&S receives A&P’s ad projection * in advance of each ad, (ii) C&S is provided with the retail and ad placement of the ad and the ad layout, and (iii) the ad distribution is no more than * above A&P’s aggregate ad projection.  If A&P materially changes its promotional advertising strategy in a manner that adversely impacts C&S’s ability to meet Service Levels, then the immediately prior sentence shall not apply for * following such change, provided that during such * period, A&P shall use its best efforts to provide C&S with accurate ad forecasting.  Prior to the Commencement Date, A&P will provide C&S with * of A&P ad movement data.

9.2         Service Level Violation.  If, for any reason other than due to an act or omission by A&P, a documented vendor issue, adverse weather (i.e. ice and snow), or an event of force majeure, C&S fails to maintain a Service Level of at least the Required/Penalty Level for the Measurement Period, then such failure shall be a “Service Level Violation.”  The Required/Penalty Level may be adjusted in accordance with Section 8.6.

9.3          Service Level Penalty.  Should A&P believe that a Service Level Violation has occurred, A&P shall give notice to C&S and C&S shall use its best efforts to immediately restore the Required Service Level.  Following such notice, upon a Service Level Violation, A&P will be entitled to a penalty payment equal to:  (i) the difference between the Required/Penalty Level and the average actual service level percentage during the Measurement Period, multiplied by (ii) the number of cases delivered during such Measurement Period, multiplied by (iii) * (the “Service Penalty Payment”); provided, that before any penalty is assessed the parties will meet to discuss the cause for such Service Level failure, what can be done to prevent future failure, and to determine, given the reasons for such failure, whether or not a penalty should be charged.  Once it has been determined that the charge is appropriate, A&P will bill C&S for any such penalty and C&S will pay such bill within * .  This penalty will not apply for the first Contract Quarter.  In addition, during the period of any Service Level Violation, A&P may purchase from other sources Merchandise that is causing the Service Level to fall below the Required Service Level and any such purchases shall nonetheless be included as volume purchased under this Agreement.

9.4           Service Level Termination.  If the Service Level is below the Termination Level for * consecutive Measurement Periods, A&P may terminate the Agreement, provided that it has provided Timely Notice of Termination.  Timely Notice of Termination shall mean written notice provided to C&S by A&P anytime within * of the expiration of the * Measurement Period.  If, after receipt of a Timely Notice of Termination, C&S does not achieve at least the Termination Level in the * Measurement Period, then, as set forth in the Notice of Termination, the Agreement will terminate * following the end of the * Measurement Period. Should A&P give late Timely Notice of Termination, the time periods for cure, including extension into subsequent consecutive Measurement Periods, shall be extended accordingly.  Following an event under this Section 9.4 that gives rise to a right of termination by A&P, A&P may request that only a portion of this Agreement be terminated.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Following such request C&S will promptly meet with A&P and the parties will in good faith amend this Agreement to both parties’ mutual satisfaction to accommodate A&P’s request.

Section 10.  Transmission Delays.  Just as C&S delivery delays can cause expense for A&P, delays in A&P’s order transmissions (store polling) can cause severe expenses for C&S.  C&S will report * A&P’s on-time and late transmission delays.  The parties will meet to fix any such problems and ensure that they are not repeated.  If delays continue to occur, then the parties will meet to determine how C&S will be kept whole.

Section 11.  Pallet Exchange. C&S will primarily select and ship product on plastic pallets.  C&S will record the number and type of shipped pallets on each manifest and collect all such pallets at A&P’s warehouse or stores each * ; provided that the operating committee will analyze the feasibility and cost of an at store pallet exchange program.  C&S will track pallets delivered and returned by type of pallet and report such numbers to A&P each * .  At the end of each * , C&S will bill A&P for any shortfall in returned pallets at C&S’ cost (currently * per plastic pallet and * for CHEP pallets).  A&P may pay any such shortfall in cash or in kind.  At the * of the first quarter, the operating committee shall reasonably determine the amount of pallets in A&P’s system that will be returned the * following the * of the first quarter and this amount shall be factored into any amount owing by A&P.

Section 12.  Liaison.  Two additional full-time employees of C&S for this Agreement will be located at A&P’s designated headquarters to provide on-site service solely for A&P for all business between the parties.  The key responsibilities of the liaison are set forth on the job description attached as Schedule 12.

Section 13.  Reclamation Program.  A&P will participate in C&S' reclamation program for all of its stores.  C&S will assume A&P's rights and obligation as the Customer under A&P’s contract (the “Carolina Agreement”) with Carolina Logistics Services ("CLS") and live up to all terms and conditions of the contract.   The CLS contract is attached hereto as Schedule 13.  C&S will provide to A&P substantially the same services, including but not limited to reports, salvage income and directed charitable gifts, as are being provided by CLS.  A&P has provided to C&S its calculation of income derived from reclamation and C&S will make A&P whole, including providing A&P with its current level of chute and salvage income.  The parties will also work together to drive additional benefits throughout the term of the agreement.  C&S will use Carolina to produce the reports and provide the services that they are providing to meet A&P's business requirements and C&S will continue to do so until it can produce the same reports and can deliver the same services (or their substantial equivalents) to A&P’s reasonable satisfaction.  A&P will make every effort to support the transfer of its reclamation program to C&S in a reasonable timeframe, provided such transfer does not expose A&P to any claims, charges or obligations under the Carolina Agreement.

Section 14.  Force Majeure.  Notwithstanding any other provision of this Agreement, the performance of the affected party shall be excused to the extent (but only to the extent) it is delayed, hindered or prevented by the following events:  the business operations of either C&S or A&P are interrupted by reason of riots, insurrection, war, acts of terrorism, acts of

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

God, or if beyond the reasonable control of C&S or A&P producers or manufacturers establish allocations or restrictions on quantities of supplies available to C&S.   In the event of a Force Majeure, the party whose performance is affected will promptly notify the other party of such event and the steps that the affected party is taking to mitigate such event.

           Section 15.  Verification.  A&P shall have the right to audit C&S’ records in order to confirm that the Base Price charged to A&P during the six month period covered by the audit is in accordance with the provisions of Section 3 of this Agreement.  Such audits will be conducted at C&S’ premises and will be limited to two in any twelve month period and be limited to the six month period immediately preceding the audit.  Notwithstanding the preceding sentence, in the event that a discrepancy is discovered by an audit during the six months covered by such audit, then the audit may include prior periods but only to verify that the same discrepancy had not occurred during such prior periods, provided, however, if a material issue is detected then such issue will be addressed.  Unless any significant discrepancies are found, each such audit shall be completed in fifteen working days.  As is the customary practice, C&S will continue to produce reports and price verifications traditionally supplied to A&P and such other information and reports as are reasonably requested or needed by A&P to have the full transparency upon which this Agreement is premised.   The parties' mutual objective is to identify and resolve any errors promptly after they occur rather than to rely upon the audit procedure to identify errors.

           Section 16.  Financial Reports.  C&S shall provide A&P with an audited Financial Statement including the comparative balance sheets, statements of income, retained earnings and cash flows prepared by C&S's independent certified public accountants, not later than ninety (90) days after the end of each fiscal year of C&S.

           Section 17.  Operations.  C&S shall conduct all operations required of it hereunder in conformance with the standards set by the Federal Food and Drug Administration from time to time and at a level of sanitation at least equal to that required by the Federal Food and Drug Administration or any other governmental agency having jurisdiction over merchandise and other facilities utilized by C&S in the performance of this Agreement.  In addition, prior to commencement of supply and periodically during the term, the parties will review and mutually agree on recall procedures with respect to the merchandise covered by this Agreement, which procedures shall be substantially in accordance with A&P’s recall procedures.

           Section 18.  Insurance.  C&S agrees to maintain and cause to be maintained, at its own cost and expense, the following policies of insurance from insurance companies duly authorized to do business in New York and the other jurisdictions covered by this Agreement.

18.1           Casualty Insurance.  Casualty insurance providing all risk coverage with limits not less than the full insurable value of the warehouses from which C&S is serving A&P hereunder ("C&S Premises", whether Facilities or C&S Facilities) and all of the goods and merchandise held or to be held therein.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

18.2           Comprehensive Public Liability Insurance.  Comprehensive public liability insurance, including products liability and contractual liability coverage, with limits of liability of not less than $5,000,000 for property damage, personal injury and bodily injury.   The products liability coverage shall be continued in effect for not less than two (2) years after delivery of the product.

18.3           Worker’s Compensation Insurance.  Workers' compensation insurance and employer's liability insurance in the amounts required by law.

18.4           Commercial Automobile Liability Insurance.  Commercial automobile liability insurance affording coverage on all owned, non-owned and hired vehicles with limits of liability of not less than $50,000,000 per occurrence for bodily injury and property damage liability.

Said policies of insurance (except for the workers' compensation and employer's liability policies) shall name A&P as an additional insured and shall provide that they may not be cancelled unless thirty (30) days' prior written notice has been given to all named insureds, and such policies of insurance and certificates of insurance shall be delivered to A&P within fifteen (15) days from the date of this Agreement and renewals thereof, as required, shall be delivered at least thirty (30) days prior to the expiration of the policy term.  All insurance policies shall be written by insurers reasonably acceptable to A&P.

18.5           Indemnification.

(a)           C&S.  C&S shall defend, indemnify and hold harmless A&P and its employees, affiliates, servants, agents, successors and assigns from any and all losses, claims charges and expenses including reasonable attorney’s fees and costs of settlement which are incurred by virtue of or result from (a) the inaccuracy in or breach of any representation or warranty made by C&S in this Agreement, (b) the non-fulfillment of any covenant, provision or agreement to be performed by C&S under this Agreement during the Term; or (c) any claims for injury to person or damage to property arising out of or resulting from (i) acts or omissions of C&S in any manner relating to its handling, storage, use or delivery of the merchandise supplied to A&P pursuant to the terms of this Agreement or (ii) the willful misconduct or negligent acts of C&S or its employees, provided, however, this indemnification and hold harmless shall not apply to the extent of any claims arising from or as a result of the omission, willful misconduct or negligent acts of A&P or its employees.  Whenever A&P receives notice of a claim or demand that would be covered by this provision, A&P shall in turn provide C&S with prompt written notice of such claim or demand.

(b)           A&P.  A&P shall defend, indemnify and hold harmless C&S and its employees, affiliates, servants, agents, successors and assigns from any and all losses, claims charges and expenses including reasonable attorney’s fees and costs of settlement which are incurred by virtue of or result from (a) the inaccuracy in or breach of any representation or warranty made by A&P in this Agreement, (b) the non-fulfillment of any covenant, provision or agreement to be performed by A&P under this Agreement during the Term; or (c)  any claims for injury to person or damage to property arising out of or resulting

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

from (i) acts or omissions of A&P in any manner relating to the handling or use of the merchandise supplied to A&P pursuant to the terms of this Agreement or (ii) the willful misconduct or negligent acts of A&P or its employees, or (iii) subject to exhaustion of efforts in 18.5(c), for Merchandise procured and delivered hereunder; provided, however, this indemnification and hold harmless shall not apply to the extent of any claims arising from or as a result of the omission, willful misconduct or negligent acts of C&S or its employees.  Whenever C&S receives notice of a claim or demand that would be covered by this provision, C&S shall in turn provide A&P with prompt written notice of such claim or demand.

(c)  Product Liability.  Notwithstanding any provision to the contrary contained herein, with respect to product liability claims, the parties shall look to the manufacturer of such product for any and all defense, indemnity or hold harmless claims unless there is clear proof that such claim is the result of an act or omission by the counter-party, in which case the provisions of this Section 18.5 shall apply.

18.6           Confidentiality.  Each of A&P and C&S agree to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any Person to) this Agreement and all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other in its possession or furnished by the other or the other's Representatives pursuant to this Agreement, (ii) if either party or its Representatives become legally compelled to disclose any such Information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this Section 18.6, and (iii) if such protective order or other remedy is not obtained, or the other party waives compliance with this Section 18.6, furnish only that portion of such Information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, that this sentence shall not apply to any Information that, at the time of disclosure, is (a) available publicly and was not disclosed in breach of this Agreement by such party or its Representatives; or (b) is required to be disclosed by A&P pursuant to its obligations arising under Federal securities law or the rules of a national securities exchange.  Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 18.6 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of monetary damages.

           Section 19.  Access to Premises. C&S shall allow A&P reasonable access to the C&S Premises during C&S's regular business hours. C&S shall permit A&P, at reasonable times and on reasonable notice, (a) to review the inventory records of A&P relating to any A&P owned goods and merchandise, (b) to inspect the warehouse facilities and transportation equipment and (c) as otherwise needed in connection with Section 15.  The parties shall follow the facility inspection procedures attached as Schedule 19.  C&S shall provide workspace with internet capabilities for up to and including 3 A&P quality assurance

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

personnel and will allow such personnel to inspect in-coming and out-going loads of fresh product.

           Section 20.  Termination.

20.1  Termination by C&S.

(a)           Subject to the provisions of Section 14, C&S may terminate this Agreement for cause upon written notice to A&P setting forth the termination date (i) as provided in Section 6.3; (ii) upon * written notice, if A&P’s purchases from C&S under this Agreement are less than * cases in any Contract Year; (iii) if A&P has breached any of its material obligations under this Agreement and if such breach is curable, remains uncured after * following written notice of such breach from C&S, or (iv) if an Event of Insolvency occurs with respect to A&P; provided, that C&S shall not terminate this Agreement upon the occurrence of an Event of Insolvency if A&P is otherwise in compliance with the terms of this Agreement and A&P provides adequate assurance of future performance under this Agreement.

(b)           If C&S terminates this Agreement pursuant to this Section 20.1 (Termination for Cause), then, A&P shall, among other things, be responsible for and pay C&S’s Wind-down Costs.   Wind-down Costs shall include all of C&S’s costs in connection with or related to the shut-down, as a result of C&S’s terminating this Agreement pursuant to Section 20.1, of any facility then primarily supplying A&P with Merchandise hereunder.  Specifically, Wind-down Costs shall include (i) the Net Book Value of any and all of the assets employed by C&S in a facility primarily supplying A&P that are transferred to A&P following termination, including, without limitation, any and all Facilities and any replacement facilities primarily supplying A&P pursuant to this Agreement (“Replacement Facilities”), and the property, plant, equipment and rolling stock used with respect to each such facility (collectively, the “Assets”), (ii) any costs following the Termination Date arising out of or related to any lease or agreement related to the provision of the services required by this Agreement, including any lease of a Facility or any and all Replacement Facilities, (iii) reimbursement for any and all severance and other employee termination costs incurred by C&S as a result of C&S terminating the employment of individuals providing services to A&P hereunder at any and all Facilities and Replacement Facilities, including, but not limited to any and all WARN costs incurred by C&S in terminating employees, (iv) the total ERISA withdrawal liability paid by C&S attributable to a shut Facility, and (v) any other costs established by C&S directly related to the shutdown of any and all Facilities and Replacement Facilities.  A&P may mitigate the above C&S Wind-down Costs by purchasing at Net Book Value the above described Assets C&S agrees to sell to A&P and/or assuming the above described liabilities.  A&P will upon C&S’s termination under this Section 20.1 purchase at the applicable Base Price any and all saleable inventory purchased by C&S for delivery to A&P (the “Inventory”).  The parties agree and acknowledge that the remedies under this section are nonexclusive, cumulative of and additional to all other rights or

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

remedies in law or equity of C&S, including, without limitation, C&S’s right to collect any volume related surcharges for the remainder of the Term.  “Net Book Value” shall mean, as of the Termination Date, the acquisition cost less the accumulated depreciation of an Asset determined in accordance with Generally Accepted Accounting Principles.  “Termination Date” means the effective date of the termination of this Agreement pursuant to Section 20.1(b).

20.2           Termination by A&P.   Subject to the provisions of Section 14, A&P may terminate this Agreement for cause upon written notice to C&S setting forth the termination date (i) if an Event of Insolvency occurs with respect to C&S; provided that A&P shall not terminate this Agreement upon the occurrence of an Event of Insolvency if C&S is otherwise in compliance with the terms of this Agreement and C&S provides adequate assurance of future performance under this Agreement; (ii) if C&S has breached any of its material obligations under this Agreement and if such breach is curable, remains uncured after * following written notice of such breach from A&P;  or (iii) as provided for in Sections 8.5 and 9.4.

20.3           Event of Insolvency.  "Event of Insolvency" shall mean that, with respect to an entity, such entity shall (a) become insolvent, (b) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, (c) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, (d) file a petition in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (e) file an answer to a creditor's petition, admitting the material allegations thereof, for involuntary bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (f) apply to a court for the appointment of a receiver or custodian for any of its assets or properties, with or without consent, and such receiver shall not be discharged within sixty (60) days after appointment, or (g) adopt a plan of complete liquidation of its assets.

20.4  A&P Buyout Options. (a)  If there is a change in control of A&P or C&S or there is a fundamental change in the grocery business, then, at any time following the * Contract Year and prior to the * Contract Year, A&P shall, upon * prior written notice (the “Notice”), have the option to pay C&S the Buyout Price (as defined below) and perform its obligations under the first sentence of Section 20.1(b) with respect to Wind Down Costs and, following such payment and performance, this Agreement shall become null and void and of no further force and effect.  The “Buyout Price” shall equal:  (i) A&P’s Projected Purchases from C&S under this Agreement multiplied by * , plus (ii) any amounts due by A&P to C&S in connection with the performance of A&P’s obligations under the first sentence of Section 20.1(b).  “A&P’s Projected Purchases” means an amount equal to projected purchases (Base Price) under this Agreement by A&P from the date of termination until * based on an annual purchase baseline equal to A&P’s purchases under this Agreement in the * prior to the Notice divided by * .   For example, if A&P exercised its option and sent the Notice on the * and A&P’s purchases in the * were *, then the Buyout Price would be *.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

(b)           At any time following the commencement of the * Contract Year, A&P shall, upon * prior written notice, have the option to perform its obligations under the first sentence of Section 20.1(b) with respect to Wind-down Costs and, following such performance, this Agreement shall become null and void and of no further force and effect.  In addition, A&P will on the date that is * following A&P’s notice under this Section 20(b) purchase at the applicable Base Price any and all Inventory.

Section 21.  Facilities.  C&S may, in its sole discretion, cease operations at and/or sell any or all of the facilities supplying A&P.  C&S shall provide A&P * prior notice of its intention to close such a facility. Notwithstanding anything contained in the Asset Purchase Agreement to the contrary, if C&S closes a facility supplying A&P, then C&S will be liable for the amount of the total withdrawal liability related to such closure except to the extent set forth in Section 20.1 and 20.4.

           Section 22.  Remedies.  Any right of termination set forth in this Agreement is a nonexclusive remedy and any termination shall be without prejudice to any claims for damages or other rights of the terminating party.

           Section 23.  Nonassignability; Subcontracting.  The rights and obligations of this Agreement may not be assigned or subcontracted by C&S or A&P without the prior written consent of the other party.  Further, C&S shall not sell all or substantially all of its assets, nor shall ownership or control of C&S be changed, without at least * prior notice of such sale or change being first given to A&P.  Finally, if C&S is acquired by a major direct competitor of A&P, such as The Stop & Shop Supermarket Company, Pathmark, Inc., or Wakefern, Inc., then, upon * prior written notice, A&P may terminate this Agreement.

           Section 24.  Binding Effect.  This Agreement is binding upon permitted successors and assigns of each party.

           Section 25.  Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given if (i) hand-delivered, (ii) delivered by overnight courier, (iii) mailed by registered or certified mail, postage prepaid or (iv) faxed with receipt confirmed by phone; in each case to the following addresses or fax number, unless and until either party notifies the other in accordance with this Agreement of a change of address:

If to C&S:	C&S Wholesale Grocers, Inc.
7 Corporate Drive
Keene, NH 03431
Attn: Chief Executive Officer (Richard B. Cohen)
Via fax (603) 354-4692

With a copy to:

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Chief Financial Officer (Mark Gross)
Via fax (603) 354-4692

Senior Vice President of Legal and Business Affairs
(Carl Wistreich)
Via fax (603) 354-4694

If to A&P:
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
President (Brian Piwek)

With a copy to:

Executive Vice President, Chief Financial Officer and Secretary
(Mitchell Goldstein)
Via fax (201) 571-8715

Vice President, Chief Legal Officer and Asst. Secretary
(Mary Ellen Offer)
Via Fax (973) 321-3387

Section 26.  Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended only by written instrument executed by both parties or their respective successors or permitted assigns.   The Existing Supply Agreement is a separate and independent agreement. On the date hereof the parties are executing an Asset Purchase Agreement (the “Asset Purchase Agreement”) which covers, among other things, C&S’s acquisition of the effected warehousing and distribution business of A&P.  The Asset Purchase Agreement is an essential material condition to this Agreement and hereby incorporated and made a part of this Agreement.  It is agreed that upon execution hereof by the parties hereto, that the Negotiation-Inducement/Continuation Agreement, dated May 9, 2005, between C&S and A&P, is terminated and canceled and all rights and obligations thereunder are extinguished and satisfied.

Section 27.  Waiver.  No claim or right arising out of the breach of this Agreement can be discharged in whole or in part by waiver or renunciation of a claim or right unless the waiver or renunciation is supported by consideration and is in writing and signed by the aggrieved party. Waiver by either party of a breach by the other of any provision of this Agreement shall not be deemed a waiver of any other provision or future compliance with all provisions hereunder, and all such provisions shall remain in full force and effect. Failure of either party to enforce any right hereunder shall not be deemed a waiver of any subsequent right hereunder.

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Section 28.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to do so and all of which together shall constitute one and the same instrument.

Section 29.  Authority.  Each individual signing this Agreement hereby represents and warrants that he has the full corporate power and authority to do so and thereby bind the corporation on whose behalf the individual has signed the Agreement.

Section 30.  Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof.  If any provision, clause or part, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement or the application of such provision, clause or part shall not be affected thereby.

Section 31.  Dispute Resolution.  (a)  Any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in New York City pursuant to the rules then applying of the American Arbitration Association, with the sole exception as envisioned in Section 18.6 for a breach of confidentiality requiring injunctive relief.  The arbitrators shall consist of one party representative selected by A&P, one party representative selected by C&S and one neutral representative selected jointly by the first two arbitrators.  The party arbitrators shall be selected within * after the commencement of the arbitration proceeding, and the neutral arbitrator shall be selected within * of the appointment of the last party arbitrator.  The parties agree that the arbitrators’ Award shall be duly made in writing within * after the hearings in the arbitration proceedings are closed, and that an Award agreed upon by any two of the arbitrators shall be binding and conclusive on all of the parties to this Agreement.  The arbitrators shall have the right and authority to assess the cost of the arbitration proceedings and to determine how their decision as to each issue or matter in dispute may be implemented or enforced.

Judgment upon the Award may be sought and entered in any competent federal or state court located in the United States of America.  An application may be made to such court for confirmation of the Award and for any other equitable or legal remedies that may be necessary to effectuate such Award or otherwise preserve any rights for which no adequate remedy at law exists.

The parties understand and agree that they hereby are giving up and waiving any claim or right to litigate in court or by a jury trial, unless or to the extent that such rights are specially provided for under this Agreement or cannot be waived under applicable law.

Section 32.  Exhibits.   The Parties agree that the attached exhibits and schedules ("Exhibits") may not at the time of execution of this Agreement all be final and shall be supplemented and/or revised prior to the applicable Procurement Conversion Dates or at

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

another time to be mutually agreed to by the Parties.  The Parties acknowledge and agree that substantially all of the terms of the Exhibits have been agreed upon and are reflected in the attached Exhibits and accordingly the Exhibits shall be in substantially similar forms as the Exhibits attached to this Agreement on the date hereof.  The Parties agree to engage in subsequent good faith negotiation with respect to any outstanding issues or requested supplements or revisions to the Exhibits.

[Remainder of page intentionally left blank]

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Section 33.  Capitalized Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Asset Purchase Agreement.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. By: ______________________________________________ Name: Title:	C&S WHOLESALE GROCERS, INC. By: _____________________________________________ Name: Title:

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

SCHEDULES

Schedule 1.5	Store Locations
Schedule 2.1	Implementation Schedule [CONFIDENTIAL]
Schedule 3.1(c)	Perishable Procurement Procedures [CONFIDENTIAL]
Schedule 3.1(f)	Logistics Programs
Schedule 3.2(a)(i)	Transition Period Actual Costs [CONFIDENTIAL]
Schedule 3.2(b)(i)	Upcharge Calculation [CONFIDENTIAL]
Schedule 3.2(b)(ii)	Stop Fee Calculation Template [CONFIDENTIAL]
Schedule 3.2(b)(iii)	Dunmore [CONFIDENTIAL]
Schedule 3.2(b)(iv)	New Orleans Specifics [CONFIDENTIAL]
Schedule 3.2(c)(v)	Coupons [CONFIDENTIAL]
Schedule 3.2(d)(i)	Base Cost of Fuel
Schedule 5.1	Short Coded Items[CONFIDENTIAL]
Schedule 5.5(a)	Standard Credit Policy for Facilities [CONFIDENTIAL]
Schedule 5.5(b)	Non-Facility Standard Credit Policy [CONFIDENTIAL]
Schedule 5.5(c)	Shrink Gain/Loss [CONFIDENTIAL]
Schedule 5.8	SKU’s [CONFIDENTIAL]
Schedule 8.1	Delivery Schedule [CONFIDENTIAL]
Schedule 12	Liaison Job Description
Schedule 13	Carolina Logistics Services (“CLS”) [Attach] [CONFIDENTIAL]
Schedule 19	Facility Inspection Procedures [CONFIDENTIAL]

*Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24-b2.

Schedule 1.5
Store Locations

Location	Banner	Address	City	State	Zip
34698	A&P	293 ROUTE 206	FLANDERS	NJ	07836
32609	A&P	AVENUE A AND 8 TH STREET	BAYONNE	NJ	07002
32752	A&P	19 BELLEVILLE AVENUE	BLOOMFIELD	NJ	07003
34610	A&P	550 MYRTLE AVENUE & RT 202	BOONTON	NJ	07005
32607	A&P	289 BERGEN BOULEVARD	FAIRVIEW	NJ	07022
32618	A&P	421 ANDERSON AVE	FAIRVIEW	NJ	07022
34895	A&P	105 SOUTH AVENUE	FANWOOD	NJ	07023
32809	A&P	59 OUTWATER LANE	GARFIELD	NJ	07026
32867	A&P	801 KENILWORTH BLVD.	KENNILWORTH	NJ	07033
32847	A&P	453 VALLEY STREET	MAPLEWOOD	NJ	07040
32864	A&P	510 VALLEY ROAD	UPPER MONTCLAIR	NJ	07043
34801	A&P	177 WASHINGTON VALLEY ROAD	WARREN	NJ	07059
34650	A&P	907 OAK TREE ROAD	SOUTH PLAINFIELD	NJ	07080
32897	A&P	230 GALLOPING HILL ROAD	UNION	NJ	07083
34836	A&P	789 ST GEORGES AVE	WOODBRIDGE	NJ	07095
32640	A&P	125 18TH STREET	JERSEY CITY	NJ	07310
34639	A&P	45 DE MURCIO DRIVE	ALLENDALE	NJ	07401
34685	A&P	1938 UNION VALLEY ROAD	WEST MILFORD	NJ	07421
34701	A&P	1730 ROUTE 46	WEST PATERSON	NJ	07424
34677	A&P	117 FRANKLIN TURNPIKE	MAHWAH	NJ	07430
34620	A&P	137 LAKE STREET	MIDLAND PARK	NJ	07432
34642	A&P	5734 BERKSHIRE VALLEY ROAD	JEFFERSON	NJ	07438
34990	A&P	500 ROUTE 23	POMPTON PLAINS	NJ	07440
34638	A&P	63 WANAQUE AVE	POMPTON LAKES	NJ	07442
34684	A&P	455 ROUTE 23	SUSSEX	NJ	07461
34621	A&P	ROUTES 515 AND 94	VERNON	NJ	07462
34668	A&P	560 VALLEY ROAD	WAYNE	NJ	07470
32653	A&P	4 MEMORIAL DRIVE	LODI	NJ	07644
32664	A&P	199 KINDERKAMACK ROAD	PARK RIDGE	NJ	07656
32391	A&P	75 MAYHILL STREET	SADDLEBROOK	NJ	07663
32651	A&P	315 PASCACK ROAD	WASHINGTON TWNSHP	NJ	07675
32658	A&P	216 OLD TAPPAN ROAD	OLD TAPPAN	NJ	07675
34659	A&P	520 CHESTNUT RIDGE ROAD	WOODCLIFF LAKE	NJ	07675
34924	A&P	ROUTE 35 & VALLEY DRIVE	NAVESINK	NJ	07716
34927	A&P	2007 ROUTE 35	WALL TOWNSHIP	NJ	07719
34626	A&P	990 SHREWSBERRY AVE	TINTON FALLS	NJ	07724
34656	A&P	2101 ROUTE 35 NORTH	HOLMDEL	NJ	07730
34855	A&P	507 PROSPECT AVENUE	LITTLE SILVER	NJ	07739
34926	A&P	460 COUNTY LINE ROAD & ROUTE 520	EAST MARLBORO	NJ	07746
34825	A&P	325 ROUTE 35	MATAWAN	NJ	07747
34874	A&P	517 RT 46 EAST	BELVEDERE	NJ	07823
34686	A&P	152 ROUTE 94	BLAIRSTOWN	NJ	07825
34806	A&P	ROUTE 513 AND LITTLE BROOK ROAD	CALIFON	NJ	07830
34649	A&P	123 EAST MAIN STREET	DENVILLE	NJ	07834
34951	A&P	7 NAUGHTRIGHT ROAD	MOUNT OLIVE	NJ	07840
34688	A&P	148 CENTER GROVE ROAD & RT 10	RANDOLPH	NJ	07869
34417	A&P	407 KING GEORGE ROAD	BASKING RIDGE	NJ	07920
34687	A&P	110 WASHINGTON STREET	MORRISTOWN	NJ	07960
34891	A&P	580 CENTRAL AVENUE	NEW PROVIDENCE	NJ	07974
34909	A&P	WASHINGTON VALLEY ROAD	PLUCKEMIN	NJ	07978
34810	A&P	ROUTE 9 & BAYSHORE DRIVE	BARNEGAT	NJ	08005
25463	A&P	101 EAST ROUTE 70	MARLTON	NJ	08053
34802	A&P	64 BRICK PLAZA	BRICKTOWN	NJ	08723
34908	A&P	ROUTE 35 & 37	ORTLEY BEACH	NJ	08751
34949	A&P	OLD ROUTE 22	CLINTON	NJ	08809
34886	A&P	647 ROUTE 18	EAST BRUNSWICK	NJ	08816
34760	A&P	1185 AMBOY AVENUE	EDISON	NJ	08817
34807	A&P	459 ROUTE 31 SOUTH	HAMPTON	NJ	08827
34413	A&P	120 NORTH MAIN STREET	MANVILLE	NJ	08835
34811	A&P	3500 ROUTE 9	OLD BRIDGE	NJ	08857
34887	A&P	500 MILLTOWN ROAD & RT1 SOUTH	NORTH BRUNSWICK	NJ	08902
27813	A&P	6400 AMBOY AVENUE	TOTTENVILLE	NY	10307
32050	A&P	1750 EAST GUN HILL ROAD	BRONX	NY	10469
32154	A&P	1511 ROUTE 22	BREWSTER	NY	10509
32125	A&P	ROUTE 6 & STONELEIGH AVENUE	CARMEL	NY	10512
32784	A&P	421 ALBANY POST ROAD	CROTON-O-HUDS	NY	10520
32207	A&P	ROUTES 22 & 138	GOLDENS BRIDGE	NY	10526
32202	A&P	132 BEDFORD ROAD	KATONAH	NY	10536

32164	A&P	ROUTE 6 & MILLER ROAD	MAHOPAC	NY	10541
32151	A&P	805 MAMARONECK AVENUE	MAMARONECK	NY	10543
32208	A&P	230 SAW MILL RIVER ROAD	MILLWOOD	NY	10546
32226	A&P	ROUTE 117 & PRESTON WAY	MOUNT KISCO	NY	10549
32723	A&P	24 WEST GRAND STREET	MOUNT VERNON	NY	10550
32107	A&P	3105 EAST MAIN STREET	MOHEGAN LAKE	NY	10566
32194	A&P	SOUTH STREET & WELCHER	PEEKSKILL	NY	10566
32778	A&P	575 BOSTON POST ROAD	PORTCHESTER	NY	10573
32776	A&P	1121 BOSTON POST ROAD	RYE	NY	10580
32192	A&P	668 CENTRAL AVENUE	SCARSDALE	NY	10583
32153	A&P	1366 EAST MAIN STREET	SHRUB OAK	NY	10588
32787	A&P	610 COLUMBUS AVENUE	THORNWOOD	NY	10594
32205	A&P	100 TRIANGLE SQUARE	YORKTOWN	NY	10598
32193	A&P	369 TARRYTOWN ROAD	GREENBURGH	NY	10605
32786	A&P	103 KNOLLWOOD ROAD	GREENBURG	NY	10607
32185	A&P	1233 NEPPERTHAN AVENUE	YONKERS	NY	10703
32186	A&P	660 MCLEAN AVENUE	YONKERS	NY	10704
32713	A&P	1046 YONKERS AVENUE	YONKERS	NY	10704
32198	A&P	366 PELHAM ROAD	NEW ROCHELLE	NY	10805
32746	A&P	38 RAMAPO ROAD	GARNERVILLE	NY	10923
32794	A&P	ROUTE 303 & LAKE ROAD	VALLEY COTTAGE	NY	10989
27284	A&P	500 WEST MERRICK ROAD	VALLEY STREAM	NY	11580
27257	A&P	67 NEWTON LANE	EAST HAMPTON	NY	11937
27260	A&P	MAIN AND JAGGER LANES	SOUTH HAMPTON	NY	11968
27232	A&P	SUNSET AVENUE	WESTHAMPTON	NY	11978
32169	A&P	1227 ROUTE 52	FISHKILL	NY	12524
32003	A&P	1643 ROUTE 82	LAGRANGE	NY	12540
32126	A&P	3113 ROUTE 22	PATTERSON	NY	12563
32094	A&P	ROUTE 44 & NORTH AVENUE	PLEASANT VALLEY	NY	12569
47074	A&P	651 TERRY PARKWAY	GRETNA	LA	70053
47069	A&P	3233 MAGAZINE STREET	NEW ORLEANS	LA	70115
47071	A&P	701 ROYAL STREET	NEW ORLEANS	LA	70116
32606	A&P	614 CLINTON STREET	HOBOKEN	NJ	7030
34834	A&P FOOD MARKET	52 WESTFIELD AVE	CLARK	NJ	07066
59504	FOOD BASICS	937 LINCOLN AVENUE	GLEN ROCK	NJ	07452
59512	FOOD BASICS	1425 KENNEDY BLVD	NORTH BERGEN	NJ	07047
59501	FOOD BASICS	514 VAN HOUTEN AVE	PASSAIC	NJ	07055
59505	FOOD BASICS	375 PATERSON AVE	WALLINGTON	NJ	07057
59506	FOOD BASICS	414 MAIN STREET	BELLEVILLE	NJ	07109
59502	FOOD BASICS	465 GETTY AVENUE	PATERSON	NJ	07503
59511	FOOD BASICS	50 WEST MADISON AVE	DUMONT	NJ	07628
59513	FOOD BASICS	ROUTE 28	MIDDLESEX	NJ	08846
59503	FOOD BASICS	2185 COYLE STREET	BROOKLYN	NY	11229
59518	FOOD BASICS	6201 N. FRONT STREET	PHILADELPHIA	PA	19120
59510	FOOD BASICS	8920 FRANKFURT ACADEMY	PHILADELPHIA	PA	19136
36740	FOOD EMPORIUM	160 WEST PUTNAM AVENUE	GRENNWICH	CT	06830
36725	FOOD EMPORIUM	280 ELM STREET	NEW CANAAN	CT	06840
36750	FOOD EMPORIUM	1261 BOSTON POST ROAD	RIVERSIDE	CT	06878
36780	FOOD EMPORIUM	1201 HIGH RIDGE ROAD	STAMFORD	CT	06906
36710	FOOD EMPORIUM	2160 LEMOINE AVE	FORT LEE	NJ	07024
36715	FOOD EMPORIUM	10 UNION SQUARE 14TH AND PARK	NEW YORK	NY	10001
36720	FOOD EMPORIUM	475 SIXTH AVENUE WEST 12TH ST	NEW YORK CITY	NY	10001
36777	FOOD EMPORIUM	316 GREENWICH STREET	NEW YORK CITY	NY	10013
36767	FOOD EMPORIUM	200 EAST 32ND STREET	NEW YORK CITY	NY	10016
36732	FOOD EMPORIUM	810 8TH AVE	NEW YORK	NY	10019
36711	FOOD EMPORIUM	1331 FIRST AVENUE	NEW YORK CITY	NY	10021
36742	FOOD EMPORIUM	1066 3RD AND 63RD STREET	NEW YORK	NY	10021
36707	FOOD EMPORIUM	969 SECOND AVENUE	NEW YORK	NY	10022
36783	FOOD EMPORIUM	405 EAST 59TH STREET	NEW YORK	NY	10022-1502
36712	FOOD EMPORIUM	228 WEST END AVENUE & 70TH ST	NEW YORK CITY	NY	10023
36717	FOOD EMPORIUM	2008 BROADWAY	NEW YORK CITY	NY	10023
36703	FOOD EMPORIUM	1175 3RD AVE & 68TH STREET	NEW YORK CITY	NY	10024
36708	FOOD EMPORIUM	2415 BROADWAY	NEW YORK	NY	10024
36706	FOOD EMPORIUM	1450 THIRD AVENUE	MANHATTEN	NY	10028
36729	FOOD EMPORIUM	1660 2MD AVE AND 86TH	N.Y.	N.Y.	10028
36727	FOOD EMPORIUM	452 WEST 43RD STREET	NEW YORK CITY	NY	10036
36719	FOOD EMPORIUM	1211 MADISON AVENUE	NEW YORK	NY	10128
36762	FOOD EMPORIUM	5661 RIVERDALE AVENUE	BRONX	NY	10471
36770	FOOD EMPORIUM	450 MAIN STREET	ARMONK	NY	10504
36773	FOOD EMPORIUM	HUNTING RIDGE MALL	BEDFORD	NY	10506
36763	FOOD EMPORIUM	1886 PLEASANT VALLEY ROAD	BRIARCLIFF MANOR	NY	10510
36749	FOOD EMPORIUM	335 HALSTEAD AVENUE	HARRISON	NY	10528
36728	FOOD EMPORIUM	261 SOUTH RIDGE STREET	PORT CHESTER	NY	10573
36734	FOOD EMPORIUM	345 DOWNING DRIVE	YORKTOWN HEIGHTS	NY	10598
36769	FOOD EMPORIUM	87 MAIN STREET	HASTINGS	NY	10706
36768	FOOD EMPORIUM	12-14 CEDAR STREET	BRONXVILLE	NY	10708
36766	FOOD EMPORIUM	777 WHITE PLAINS ROAD	EAST CHESTER	NY	10709
36774	FOOD EMPORIUM	23 QUAKER RIDGE ROAD	NEW ROCHELLE	NY	10804
36779	FOOD EMPORIUM	510 MIDDLENECK ROAD	GREAT NECK	NY	11023
55789	FOOD EMPORIUM	2105 WEST SOUTH BOULEVARD	TROY	MI	48098

55709	FOOD EMPORIUM	20422 MACK AVENUE	GROSSE POINTE WOODS	MI	48236
55301	FOOD EMPORIUM	3600 WEST MAPLE	BLOOMFIELD HILLS	MI	48301
55360	FOOD EMPORIUM	1495 NORTH ROCHESTER ROAD	ROCHESTER HILLS	MI	48307
55637	FOOD EMPORIUM	100 NORTH ADAMS ROAD	ROCHESTER	MI	48309
13339	FOOD MART	207 WEBSTER SQUARE ROAD	BERLIN	CT	06037
13351	FOOD MART	175 LOWREY PLACE	NEWINGTON	CT	06111
13108	FOOD MART	179 STONINGTON ROAD	MYSTIC	CT	06355
13128	FOOD MART	ROUTE 51, 90 HALLS ROAD	OLD LYME	CT	06371
13355	FOOD MART	1060 WEST MAIN STREET	BRANFORD	CT	06405
13366	FOOD MART	820 WASHINGTON AVE	MIDDLETOWN	CT	06457
13385	FOOD MART	745 FOXON ROAD	EAST HAVEN	CT	06512
13405	FOOD MART	1700 PARK AVENUE	BRIDGEPORT	CT	06604
13350	FOOD MART	699 NEW HAVEN ROAD	NAUGATUCK	CT	06770
13409	FOOD MART	35 MAIN STREET	DANBURY	CT	06810
13074	FOOD MART	1 PADANARAM ROAD	DANBURY	CT	06812
13892	FOOD MART	30 BRIDGE STREET	MARGARETVILLE	NY	12455
47107	SAV A CENTER	1345 PASS ROAD	GULFPORT	MS	39507
47112	SAV A CENTER	200 EAST BEACH BOUEVARD	LONG BEACH	MS	39560
47128	SAV A CENTER	3164 BIENVILLE BOULEVARD	OCEAN SPRINGS	MS	39564
47110	SAV A CENTER	410 HIGHWAY 90	WAVELAND	MS	39575
47056	SAV A CENTER	717 CLEARVIEW PARKWAY	METAIRIE	LA	70002
47060	SAV A CENTER	2900 VETERANS BOULEVARD	METIRE	LA	70002
47076	SAV A CENTER	2701 AIRLINE HWY	METAIRIE	LA	70002
47211	SAV A CENTER	3711 POWER BLVD	METARIE	LA	70003
47058	SAV A CENTER	8315 W.JUDGE PEREZ DRIVE	CHALMETTE	LA	70043
47084	SAV A CENTER	2851 BELLE CHASSE HIGHWAY	GRETNA	LA	70056
47085	SAV A CENTER	1117 BEHRMAN HIGHWAY	GRETNA	LA	70056
47055	SAV A CENTER	4328 EAST JUDGE PEREZ DRIVE	MERAUX	LA	70075
47062	SAV A CENTER	4001 GENERAL DEGUALLE	ALGIERS	LA	70114
47231	SAV A CENTER	4500 TCHOUPITOULAS	NEW ORLEANS	LA	70115
47075	SAV A CENTER	400 NORTH CARROLLTON AVE	NEW ORLEANS	LA	70119
47216	SAV A CENTER	6600 FRANKLIN AVENUE	NEW ORLEANS	LA	70122
47215	SAV A CENTER	6001 BULLARD AVENUE	NEW ORLEANS	LA	70128
47082	SAV A CENTER	50 PARK PLACE	COVINGTON	LA	70433
47083	SAV A CENTER	110 GAUSE BLVD. WEST	SLIDELL	LA	70460
47042	SAV A CENTER	3060 GAUSE BLVD	SLIDELL	LA	70461
47047	SAV A CENTER	4350 HIGHWAY 22	MANDEVILLE	LA	70471
47081	SAV A CENTER	3450 HIGHWAY 190	MANDEVILLE	LA	70471
47010	SAV A CENTER	14485 GREENWELL SPRING ROAD	GREENWELL SPRINGS	LA	70739
47004	SAV A CENTER	4530 SO.SHERWOOD FOR. RD	BATON ROUGE	LA	70816
25493	SUPERFRESH	75 S. WHITEHORSE PIKE	HAMMONTON	NJ	08037
25471	SUPERFRESH	609 EAST BAY AVENUE	MANAHAWKIN	NJ	08050
25460	SUPERFRESH	ROUTE 38 & EARYSTOWN ROAD	MT. HOLLY	NJ	08060
22492	SUPERFRESH	709 SOUTH BROADWAY	SALEM	NJ	08070
25468	SUPERFRESH	650 WEST CUTHBERT BLVD	WESTMONT	NJ	08108
25476	SUPERFRESH	20 COURT HOUSE SO. & DENNIS ROAD	CAPE MAY CT HSE	NJ	08210
25477	SUPERFRESH	800 WEST AVE	OCEAN CITY	NJ	08226
25490	SUPERFRESH	6825 TILTON ROAD	EGG HARBOR	NJ	08234
25474	SUPERFRESH	26TH STREET & DELAWARE AVE	WILDWOOD	NJ	08260
25404	SUPERFRESH	440 ROUTE 130	EAST WINDSOR	NJ	08520
25494	SUPERFRESH	10 SCHALK CROSSING ROAD UNIT 31	PLAINSBORO	NJ	08536
25420	SUPERFRESH	2465 S.BROAD STREET	HAMILTON TOWNSHI	NJ	08610
22926	SUPERFRESH	10 NEWBERRY COMMONS	ETTERS	PA	17319
25380	SUPERFRESH	3691 RT. 378	BETHLEHEM	PA	18015
25363	SUPERFRESH	300 SOUTH BEST AVE	WALNUTPORT	PA	18088
25375	SUPERFRESH	ROUTES 611 & 313	DOYLESTOWN	PA	18901
25252	SUPERFRESH	CROSSLAND PL. & 2ND STREET	RICHBORO	PA	18954
25246	SUPERFRESH	2100-10 COUNTY LINE ROAD	UPPER MORELAND	PA	19006
25243	SUPERFRESH	ROUTE 13 & 413	BRISTOL	PA	19007
25241	SUPERFRESH	1110 YOUNGSFORD ROAD	GLADWYNE	PA	19035
25258	SUPERFRESH	1601 BIG OAK ROAD	YARDLEY	PA	19067
22230	SUPERFRESH	1305 WEST CHESTER PIKE	HAVERTOWN	PA	19083
25239	SUPERFRESH	3070 WELSH ROAD	WILLOW GROVE	PA	19090
25240	SUPERFRESH	250 EAST LANCASTER AVE	WYNNEWOOD	PA	19096
25730	SUPERFRESH	5TH & PINE STREET	PHILADELPHIA	PA	19106
25725	SUPERFRESH	7700 CRITTEDON STREET	PHILADELPHIA	PA	19118
25747	SUPERFRESH	10TH & SOUTH STREET	PHILADELPHIA	PA	19147
25726	SUPERFRESH	1851 SOUTH CHRISTOPHER COLUMBUS BLVD.	PHILADELPHIA	PA	19148
25710	SUPERFRESH	2151 COTTMAN AVE.	PHILADELPHIA	PA	19149

25723	SUPERFRESH	85 FRANKLIN MILLS BLVD	PHILADELPHIA	PA	19154
22248	SUPERFRESH	450 WEST SWEDESFORD ROAD	BERWYN	PA	19312
22244	SUPERFRESH	863 E. BALTIMORE PIKE	KENNETT SQUARE	PA	19348
22376	SUPERFRESH	351 WEST SCHUYKILL ROAD	POTTSTOWN	PA	19465
22565	SUPERFRESH	700 PLAZA DRIVE	NEWARK	DE	19702
22562	SUPERFRESH	2105 PHILADELPHIA PIKE	CLAYMONT	DE	19703
22585	SUPERFRESH	643 CONCHESTER HIGHWAY	BOOTHWYN	PA	19711
22588	SUPERFRESH	401 NEW LONDON ROAD	NEWARK	DE	19711
22586	SUPERFRESH	2044 NEW CASTLE AVENUE	NEW CASTLE	DE	19720
22584	SUPERFRESH	MARSH & SILVERSIDE ROAD	WILMINGTON	DE	19809
22590	SUPERFRESH	25 GREENTREE DRIVE	DOVER	DE	19901
22561	SUPERFRESH	ROUTE 14 & 113	MILFORD	DE	19963
22559	SUPERFRESH	4575 HWY. 1 & POSTAL ROAD	REHOBETH BEACH	DE	19971
22979	SUPERFRESH	4330 48TH STREET	WASHINGTON	DC	20016
22863	SUPERFRESH	4825 GLENN DALE DRIVE	BOWIE	MD	20820
22985	SUPERFRESH	12028 CHERRY HILL RD	WHITE OAK	MD	20904
22943	SUPERFRESH	3901 ASPEN HILL ROAD	WHEATON	MD	20906
22891	SUPERFRESH	1238 BAY DALE DRIVE	ARNOLD	MD	21012
22847	SUPERFRESH	599 WEST BAKTO NATIONAL PIKE	BEL AIR	MD	21014
22855	SUPERFRESH	3301 NORTH RIDGE ROAD	ELLICOTT CITY	MD	21043
22881	SUPERFRESH	7740 RICHIE HWY.	GLEN BURNIE	MD	21061
22860	SUPERFRESH	7280 MONTGOMERY ROAD	ELKRIDGE	MD	21075
22876	SUPERFRESH	37 W. AYLESBURY AVE.	TIMONUIM	MD	21093
22877	SUPERFRESH	1155 ANNAPOLIS ROAD	ODENTON	MD	21113
22912	SUPERFRESH	400 ENGLAR ROAD	WESTMINISTER	MD	21157
22880	SUPERFRESH	822 DULANEY VALLEY ROAD	TOWSON	MD	21204
22807	SUPERFRESH	7005 SECURITY BLVD	BALTIMORE	MD	21207
22812	SUPERFRESH	1020 WEST 41ST STREET	BALTO	MD	21211
22813	SUPERFRESH	2495 FREDRICK AVENUE	BALTIMORE	MD	21223
22802	SUPERFRESH	5101 EAST DRIVE	BALTIMORE	MD	21227
22833	SUPERFRESH	2401 CLENLEIGH DRIVE	BALTIMORE	MD	21234
22897	SUPERFRESH	7709 HARFORD ROAD	PARKVILLE	MD	21234
22839	SUPERFRESH	8905 BELAIR ROAD	PERRY HALL	MD	21236
22817	SUPERFRESH	1763 CHESACO AVE.	ROSEDALE	MD	21237
22829	SUPERFRESH	1238 PUTTY HILL	TOWSON	MD	21286
22870	SUPERFRESH	780 CAMBRIDGE PLAZA	CAMBRIDGE	MD	21613
22852	SUPERFRESH	17 WASHINGTON SQUARE	CHESTERTOWN	MD	21620
22950	SUPERFRESH	5830 BALLENGER CREEK PIKE	FREDERICK	MD	21701
22951	SUPERFRESH	40 SOUDER ROAD	BRUNSWICK	MD	21716
22825	SUPERFRESH	504 E. RIDGEVILLE BLVD	MT AIRY	MD	21771
22872	SUPERFRESH	125 WEST COLLEGE AVE	SALISBURY	MD	21801
22874	SUPERFRESH	9507 COSTAL HWY.	OCEAN CITY	MD	21842
22888	SUPERFRESH	12741 OCEAN GATEWAY	OCEAN CITY	MD	21842
22892	SUPERFRESH	11531 COASTAL HIGHWAY	OCEAN CITY	MD	21842
22377	SUPERFRESH	447 EAST UWCHLAN AVE	CHESTER SPRINGS	PA	49425
47068	SUPERFRESH	1000 WEST ESPLANADE SUITE 300	KENNER	LA	70065
13362	WALDBAUMS	772 NORTH MAIN STREET	WEST HARTFORD	CT	06117
27863	WALDBAUMS	375 TOMKINS AVENUE	ROSEBANK	NY	10304
27890	WALDBAUMS	454 NEW DORP LANE	NEW DORP	NY	10306
27219	WALDBAUMS	3251 RICHMOND AVENUE	STATEN ISLAND	NY	10312
27238	WALDBAUMS	4343 AMBOY ROAD	STATEN ISLAND	NY	10312
27230	WALDBAUMS	1441 RICHMOND AVE	STATEN ISLANE	NY	10314
27672	WALDBAUMS	778 MANOR ROAD	STATEN ISLAND	NY	10314
27613	WALDBAUMS	259-01 UNION TURNPIKE	GLEN OAKS	NY	11004
27617	WALDBAUMS	40 GREAT NECK ROAD	GREAT NECK	NY	11021
27223	WALDBAUMS	2475 JERICHO TURNPIKE	GARDEN CITY PARK	NY	11040
27248	WALDBAUMS	81-21 NEW UTRECHT AVENUE	BROOKLYN	NY	11219
27231	WALDBAUMS	2424 FLATBUSH AVENUE	SOUTH FLATBUSH	NY	11234
27240	WALDBAUMS	2149 RALPH AVENUE	BROOKLYN	NY	11234
27235	WALDBAUMS	3100 OCEAN AVENUE	BROOKLYN	NY	11235
27643	WALDBAUMS	1871 ROCKAWAY PARKWAY	BROOKLYN	NY	11236
27275	WALDBAUMS	133-11 20TH AVENUE	COLLEGE POINT	NY	11356
27270	WALDBAUMS	153-01 TENTH AVENUE	WHITESTONE	NY	11357
27657	WALDBAUMS	35-10 FRANCIS LEWIS BLVD	BAYSIDE	NY	11358
27632	WALDBAUMS	213-15 26TH AVENUE	BAY TERRACE	NY	11360
27209	WALDBAUMS	46-40 FRANCIS LEWIS BOULEVARD	BAYSIDE	NY	11361
27247	WALDBAUMS	240-02 61ST AVENUE	DOUGLASTON	NY	11363
27641	WALDBAUMS	75-55 31ST AVENUE	JACKSON HEIGHTS	NY	11372
27243	WALDBAUMS	196-35 HARACE HARDING BLVD	FLUSHING	NY	11375
27651	WALDBAUMS	156-01 CROSS BAY BLVD	HOWARD BEACH	NY	11414
27668	WALDBAUMS	83-25 153RD AVENUE	HOWARD BEACH	NY	11414
27669	WALDBAUMS	1050 WILLIS AVENUE	ALBERTSON	NY	11507
27633	WALDBAUMS	660 SUNRISE HIGHWAY	BALDWIN	NY	11510
27685	WALDBAUMS	905 ATLANTIC AVENUE	BALDWIN	NY	11510
27610	WALDBAUMS	2 WESTBURY AVENUE	CARLE PLACE	NY	11514
27655	WALDBAUMS	1-1 PARK PLAZA	GLEN HEAD	NY	11545
27639	WALDBAUMS	1530 FRONT STREET	EAST MEADOWS	NY	11554
27245	WALDBAUMS	BAY & ROCKWAY BOULEVARD	LAWRENCE	NY	11559
27658	WALDBAUMS	85 WEST PARK AVENUE	LONG BEACH	NY	11561
27279	WALDBAUMS	1686 MERRICK ROAD	MERRICK	NY	11566
27647	WALDBAUMS	399 OCEAN AVENUE	ROCKVILLE CENTRE	NY	11570
27213	WALDBAUMS	3600 LONG BEACH ROAD	OCEANSIDE	NY	11572

27210	WALDBAUMS	595 OLD COUNTRY ROAD	WESTBURY	NY	11590
27616	WALDBAUMS	112-15 BEECH CHANNEL DRIVE	BELLE HARBOR	NY	11694
27661	WALDBAUMS	725 SUNRISE HIGHWAY	BABYLON	NY	11704
27253	WALDBAUMS	1934 MIDDLE COUNTRY ROAD	CENTEREACH	NY	11720
27203	WALDBAUMS	55 JERICHO TURNPIKE	COMMACK	NY	11725
27215	WALDBAUMS	40 VANDERBILT PARKWAY	COMMACK	NY	11725
27699	WALDBAUMS	1960 DEER PARK AVE	DEER PARK	NY	11729
27673	WALDBAUMS	300 MONTAUK HIGHWAY	EAST ISLIP	NY	11730
27277	WALDBAUMS	4054 NESCONSET HIGHWAY	EAST SETAUKET	NY	11733
27638	WALDBAUMS	450 MAIN STREET	FARMINGDALE	NY	11735
27217	WALDBAUMS	777 PULASKI ROAD	GREENLAWN	NY	11740
27286	WALDBAUMS	328 UNION AVENUE	HOLBROOK	NY	11741
27236	WALDBAUMS	60 WALL STREET	HUNTINGTON	NY	11743
27681	WALDBAUMS	711 EAST JERICHO TURNPIKE	HUNTINGTON STA.	NY	11746
27298	WALDBAUMS	890 WALT WHITMAN RD	MELVILLE	NY	11747
27289	WALDBAUMS	336 NORTH BROADWAY	JERICHO	NY	11753
27697	WALDBAUMS	ROUTE 25A & JOHNSLAND ST.	SAN REMO	NY	11754
27283	WALDBAUMS	3377 HEMPSTEAD TURNPIKE	LEVITTOWN	NY	11756
27251	WALDBAUMS	50 HOFFMAN AVE	LYDENHURST	NY	11757
27256	WALDBAUMS	5508 SUNRISE HIGHWAY	MASSAPEQUA	NY	11758
27688	WALDBAUMS	702 HICKSVILLE ROAD	MASSAPEQUA	NY	11758
27261	WALDBAUMS	MILLER PLACE ROAD	MILLER PLACE	NY	11764
27288	WALDBAUMS	4560 SUNRISE HIGHWAY	OAKDALE	NY	11769
27241	WALDBAUMS	440 WEST SUNRISE HIGHWAY	NORTH PATCHOGUE	NY	11772
27660	WALDBAUMS	665 MONTAUK HIGHWAY	EAST PATCHOGUE	NY	11772
27611	WALDBAUMS	245 ROUTE 25A	ROCKY POINT	NY	11778
27630	WALDBAUMS	601 PORTION ROAD	LAKE RONKONKOMA	NY	11779
27662	WALDBAUMS	211 MIDDLE COUNTRY ROAD	SELDEN	NY	11784
27214	WALDBAUMS	1236 VETERANS HWY	HAUPPAUGE	NY	11788
27278	WALDBAUMS	124 EAST MAIN STREET	SMITHTOWN	NY	11788
27601	WALDBAUMS	2162 NESCONSET HWY	STONY BROOK	NY	11790
27285	WALDBAUMS	910 SOUTH BROADWAY	HICKSVILLE	NY	11801
27212	WALDBAUMS	1510 OLD COUNTRY ROAD	RIVERHEAD	NY	11901
27229	WALDBAUMS	812 MONTAUK HIGHWAY	CENTER MORICHES	NY	11934
27263	WALDBAUMS	ROUTE 25 & FACTORY AVENUE	MATTITUCK	NY	11952
27604	WALDBAUMS	999 MONTAUK HIGHWAY	SHIRLEY	NY	11967

Schedule 3.1(f)
Logistics Programs

Current Logistical Vendors
CAMPBELL-WL/ONE SOU
CLOROX / OCHLOCKNEE GA
JOHNSON SC
KIMBERLY CLARK/HAZELTON
KRAFT - BATTLE CREEK MFG
NESTLE FDS/DISTRIBUTION
NESTLE/LIBBY BVRGE 28000
UNILEVER HPC

Schedule 3.2(d)(i)
Base Cost of Fuel

BASE COST OF FUEL

Cost of Fuel components
	Edison	Islip	Baltimore	Freshtown	Dunmore
Raw price of fuel	$1.3640	$1.4350	$1.2590	$1.5040	$1.3460

Terminal fee
Low Sulfer differential
Diesel additive
freight
federal excise tax	$0.244	$0.244	$0.244	$0.24	$0.24
state excise tax	$0.135	$0.080	$0.243		$0.31
state transfer fees
Sales tax	$0.040	$0.135		$0.21
Addl delivery fee -
(ie: no storage tank/wet hose)
Other		$0.161		0.192	0.05

Total Base Cost of fuel:	$1.783	$2.055	$1.746	$2.155	$1.948

Note: ALL UPCHARGES STILL SUBJECT TO FINAL DUE DILIGENCE AND CONTRACT SIGNING

Schedule 12
Liaison Job Description

POSITION TITLE:	A&P / C&S LIAISON

REPORTS TO:

POSITION SUMMARY:

This individual will work with Category Management, Procurement, and C&S to minimize the effect of residual inventory.  Day to day he/she will monitor KPI’s and make the necessary adjustments including order cancellations and creating additional purchase orders. The incumbent will work collaboratively with Central Purchasing, Category Management, Transportation and C&S to make the appropriate decisions.

KEY ACCOUNTABILITIES:

•	Work with A&P to coordinate developing promotional forecast and reporting back to both A&P and C&S the accuracy of those forecast
•	Meet with appropriate A&P liaisons to resolve service level issues including authorizing proper substitutions.
•	Meet with the appropriate authority to make timely order adjustments.
•	Assist in the disposal of the residual add inventory.
•	Responsible for daily procurement tactical activity.
•	Researches, resolves and responds to questions/issues in a timely manner and in accordance with standards and protocol
•	Regularly follows up on problems/issues to ensure that they are being resolved to our customer’s satisfaction and within an acceptable timeframe.
•	Establishes a weekly/period report of accomplishments for submission to Supervisor.

PERFORMANCE METRICS:

Customer:            Achievement of the KPI’s set fourth in the A&P and C&S agreement.

Financial:          Bonus reward based on 50% tactical and 50% on how well A&P and C&S achieves its agreed upon goals.
Decrease in residual inventory/number of days.

Employee:              Measures of effective working relationships.
Measures of system and process knowledge and proficiency.

Operations:          The ability to achieve the objectives that are set by A&P and C&S.

SPECIAL SKILLS, TRAINING, OR EXPERIENCE:

•	Experience in retail, logistics, warehousing, and transportation
•	Knowledge and understanding of Company systems, policies, and procedure

POSITION SPECIFIC COMPETENCIES:

1.
Communication Skills– Strong oral, written, presentation, and listening skills.  Demonstrated ability to present information in a clear, concise, and compelling manner that commands attention and respect.   Exhibits empathy and self-awareness, and has the ability to convincingly persuade and influence others. Must be comfortable dealing at all levels of the organization.

2.
Customer Service – Creates and operates within high standards for quality customer service; regularly speaks with customers, associates and suppliers; promptly acts on feedback; provides staffing levels to achieve customer satisfaction levels.

3.
Business Case Assessment– Demonstrated ability to analyze the impact of changing business processes, systems, techniques or other methodology and present a strategic assessment of the change to the overall operation.

4.	Decision-Making: Demonstrated ability to make decisions, render judgments, or take action.
5.
Analytical Skills - Demonstrated ability to gather, relate and compare data from different sources; ensure data is reliable, complete and accurate; identify issues; secure relevant information and identify relationships.

6.	Multi-Tasking - Demonstrated ability to effectively handle a variety of tasks simultaneously while maintaining efficiency in task accomplishment.
7.
Planning and Organizing - Demonstrated ability to develop strategies and schedules for meeting goals.  Anticipates obstacles to goal attainment and devises alternate strategies to achieve objectives.  Applies effective planning and time management tools.  Demonstrated ability to think ahead, monitor own and others progress, and make adjustments as needed to fulfill commitments within reasonable timeframes and to meet deadlines.

CORE COMPANY VALUES:

1.	Respect and Integrity: Treat each of our customers, associates, vendors and investors with integrity and respect deserving of a member of the A&P family.
2.	Customer Focus: Strive towards understanding and anticipating what our customers want, and more importantly, delivering what they truly value.
3.	Teamwork: Encourage commitment to hard working teams that understand the power of a team is greater than the sum of its individuals.
4.	Excellence and Accountability: Take personal ownership for ensuring that we strive for excellence in all aspects of our daily responsibilities.
5.	Learning: Develop a spirit of inquiry and encourage ongoing growth and development.
6.	Community and Social Responsibility: Play an active role in enhancing the quality of life both personally and in our community.